EXHIBIT 10.21
*Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC.
2525 WEST END
OFFICE LEASE AGREEMENT
BY AND BETWEEN
NASHVILLE HINES DEVELOPMENT, LLC
AS LANDLORD
AND
CUMBERLAND PHARMACEUTICALS INC.,
AS TENANT

BASIC LEASE INFORMATION

Lease Date:	Sept 10, 2005

Tenant:	Cumberland Pharmaceuticals Inc.

Address of Tenant:	2525 West End Avenue, Suite 950
Nashville, Tennessee 37203

Primary Contact:	Jean W. Marstiller

Landlord:	Nashville Hines Development, LLC

Address of Landlord:	Five Greenway Plaza
Houston, Texas 77046
Attention: F. Russ Nicholson

Leased Premises:	Approximately 6,341 square feet of RSF
Located on Floor 9

Commencement Date:	January 1, 2006

Lease Term:	Five (5) years

Base Rental:	Per Exhibit G. Initial monthly Base Rental is [***].

Initial Allowance:	[***] per square foot of RSF
The foregoing Basic Lease Information is hereby incorporated into and made a part of the Lease identified above. In the event of any conflict between any Basic Lease Information and the Lease, the Lease shall control.

EXHIBIT A	SITE PLAN AND LOCATION OF THE BUILDING

EXHIBIT A-1	DESCRIPTION OF LAND

EXHIBIT B	FLOOR PLAN OF LEASED PREMISES

EXHIBIT C	AIR CONDITIONING AND HEATING SERVICES

EXHIBIT D	BUILDING RULES AND REGULATIONS

EXHIBIT F	[INTENTIONALLY DELETED]

EXHIBIT G	BASE RENTAL

EXHIBIT H	JANITORIAL SPECIFICATIONS
ii

2525 WEST END
OFFICE LEASE AGREEMENT
          THIS LEASE AGREEMENT (“Lease”) is made and entered into on this 10th day of Sept , 2005 (the “Date of Lease”), by and between NASHVILLE HINES DEVELOPMENT, LLC, a limited partnership organized under the laws of the State of Delaware, whose address for purposes hereof is Five Greenway Plaza, Houston, Texas 77046 Attention: F. Russ Nicholson (hereinafter called “Landlord”), and CUMBERLAND PHARMACEUTICALS INC., a Tennessee corporation, whose address for purposes hereof is 2525 West End Avenue, Suite 950, Nashville, TN 37203, Attention: Jean W. Marstiller, (the address of the Leased Premises within the Building) (hereinafter called “Tenant”).
ARTICLE I.
     1.1. Leased Premises.
          Landlord has constructed or intends to construct certain improvements on a certain tract or parcel of land located on West End Avenue in Nashville, Davidson County, Tennessee, and more particularly described in Exhibit A-1, attached hereto and incorporated herein by this reference (the “Land”). The certain improvements including an office building with a retail area included within it currently known as 2525 West End Avenue (the “Building”) and the Parking Facility (as defined herein). The Building, the Parking Facility, and the Land together with all common areas not specifically made a part of the Building or the Parking Facility, and all other improvements from time to time located thereon or related thereto are hereinafter collectively referred to as the “Project.” Subject to and upon the terms hereinafter set forth, and in consideration of the sum of Ten Dollars ($10.00), the premises, and the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, Landlord does hereby lease and demise to Tenant and Tenant does hereby lease and take from Landlord (subject to all matters of record in Davidson County, Tennessee, that affect the Project) those certain premises (hereinafter sometimes called the “Leased Premises”) located in the Building as shown on Exhibit A, attached hereto and incorporated herein, such Leased Premises being more particularly described as follows:
Approximately 6,341 RSF on the ninth (9th) Floor of the Building and as generally described or depicted on Exhibit B, attached hereto and incorporated herein.
Tenant accepts the Leased Premises “AS-IS.” Landlord has not undertaken to perform any alteration or improvement to the Lease Premises.
          The terms “Rentable Square Feet” and “RSF”, as used herein, shall refer to (i) in the case of a floor leased to a single tenant, the total square footage of all floor area measured from the inside surface of the exterior glass line of the Building to the inside surface of the opposite exterior glass line, excluding only Service Areas (defined below) and General Common Areas (defined below), plus an allocation of the square footage of the General Common Areas, and (ii) in the case of a floor leased to more than one tenant, the total square footage of all floor areas within the inside surface of the exterior glass line of the Building enclosing the Leased Premises and measured to the mid-point of demising walls (i.e., walls separating the Leased Premises from areas leased to or held for lease to other tenants, from On-Floor Common Areas (defined below), and from General Common Areas), excluding only Service Areas, plus an allocation of the square footage of the General Common Areas and an allocation of the square footage of the On-Floor Common Areas. No deductions from Rentable Square Feet shall be made for columns or projections.
          “Service Areas” shall mean the areas within (and measured from the exterior surface of the interior walls enclosing, or from the inside surface of the exterior glass or wall enclosing, as the case may be) Building stairs, elevator shafts, flues, vents, stacks, pipe shafts and vertical ducts. Areas for the specific use of Tenant or other tenants of the Building or installed at the request of Tenant such as special stairs or elevators are not included within the definition of Service Areas.
          “General Common Areas” shall mean those areas within (and measured from the midpoint of the walls or from the inside surface of the exterior glass enclosing) the Building’s elevator machine rooms, main mechanical rooms, electrical rooms, and public lobbies, engineering and cleaning staging areas, and other areas not leased or held for lease within the Building but which are reasonably necessary for the proper utilization of the Building or to provide customary services to the Building, plus an allocation of any On-Floor Common Areas to the General Common Areas on the floor for floors that contain General Common Areas. The allocation of the square footage of the General Common Areas shall be equal to the total square footage of the General Common Areas multiplied by a fraction, the numerator of which is the Rentable Square Feet of the Leased Premises (excluding the total square footage of the General Common Areas) and the denominator of which is the total of all Rentable Square Feet contained in the Building (excluding the allocation of the General Common Areas).
          “On-Floor Common Areas” shall mean the total square footage of all areas within (and measured from the midpoint of the walls enclosing) public corridors, elevator foyers, rest rooms, mechanical rooms, janitor closets, telephone and equipment rooms, and other similar facilities for the use of all tenants on the floor on which the Leased Premises are located. The allocation of the square footage of the On-Floor Common Areas shall be equal to the total On-Floor Common Areas on said floor multiplied by a fraction, the numerator of which is the Rentable Square Feet of the portion of the Leased Premises (excluding the allocations of General Common Areas and On-Floor Common Areas) located on said floor and the denominator of which is the total of all Rentable Square Feet on said floor (excluding the allocations of General Common Areas and On-Floor Common Areas on the floor).
          “Parking Facility” shall mean the parking structure that is constructed or intended to be constructed and located adjacent to the Building (the “Adjacent Parking Facility”), the surface parking area adjacent to the Building (the “Surface Parking Area”), and the existing garage located across Kensington Place (the “Kensington Parking Facility”) as shown and labeled on Exhibit A (which shall only be used by Tenant as parking for Tenant’s employees and the employees of other office tenants, not customer parking), together with any connecting walkways, covered walkways, or other means of access to said building or buildings, the grounds related thereto and any additional improvements at any time related thereto. The Parking Facility may be operated by a parking contractor designated from time to time by Landlord.
          (a) This Lease does not grant Tenant any rights to light, air or view over or about the Land or any other real property. Landlord specifically excepts and reserves to itself all rights to and the use of any roofs, the exterior portions of the Leased Premises, the Land, improvements and air and other rights below the improved floor level of the Leased Premises, the improvements and air and other rights above the improved ceiling of Leased Premises, the improvements and air and other rights located outside the demising walls of the Leased Premises and such areas within the Leased Premises as are required for installation of utility lines and other installations required to serve the Building or any occupants of the Building, and Landlord specifically reserves to itself the right to use, maintain and repair same, and no rights with respect thereto are conferred upon Tenant, unless otherwise specifically provided herein.
          (b) Tenant has been in possession of the Leased Premises prior to the Commencement Date pursuant to a sublease agreement, is aware of the condition of the Leased Premises and represents and acknowledges that the Leased Premises is, as of the Commencement Date, in good order and satisfactory condition. Tenant acknowledges that no promise by or on behalf of Landlord, any of Landlord’s beneficiaries, the managing agent of the Building, the leasing agent of the Building or any of their respective agents, partners or employees to alter, remodel, improve, repair, decorate or clean the Leased Premises has been made to or relied upon by Tenant, and that no representation respecting the condition of the Leased Premises or the Building by or on behalf of Landlord, any of Landlord’s beneficiaries, the managing agent of the Building, the leasing agent of the Building or any of their respective agents, partners or employees has been made to or relied upon by Tenant, except to the extent expressly set forth in this Lease.
     1.2. Term.
          (a) Subject to and upon the terms and conditions set forth herein, or in any exhibit hereto, the term of this Lease shall commence on the Commencement Date (defined below) and shall expire at 6:00 P.M on December 31, 2010.
          (b) As used herein, “Commencement Date” means January 1, 2006.
     1.3. Use. The Leased Premises are to be used and occupied by Tenant (and its permitted assignees and subtenants) solely for the purpose of office space and for no other purpose. The Leased Premises shall not be used for any purpose which would create unreasonable elevator loads or otherwise unreasonably interfere with Building operations, and Tenant shall not engage in any activity which is not in keeping with the first class standards of the Building. In no event shall the Leased Premises be used for the purpose of installing, marketing, operating, or providing electronic telecommunications, information or data processing, storage or transmissions, or other electronic office services or equipment for tenants or other occupants of the Building on a shared-usage basis through a central switch or a local area network.
     1.4. Landlord’s Relocation Right. Upon ninety (90) days’ written notice to Tenant (“Landlord’s Relocation Notice”), Landlord may substitute for the Leased Premises other premises in the Building (the “New Premises”), in which event the New Premises shall be deemed to be the Leased Premises for all purposes hereunder, provided:
          (a) The New Premises shall be comparable to the Leased Premises in size, configuration and market value;

          (b) Landlord and Tenant shall cooperate in good faith in making any changes to the Tenant Program, Space Plan, Preliminary Working Drawings, and/or Working Drawings (as defined herein and as may be applicable depending upon which, if any, of the foregoing has then been prepared at the time of Landlord’s election to relocate the Leased Premises) so as to conform the leasehold improvements in the New Premises as closely as practicable to those planned for the Leased Premises;
          (c) To the extent Tenant shall have incurred any expense in the preparation of the Tenant Program, Space Plan, Preliminary Working Drawings, Working Drawings and/or leasehold improvements (as defined herein and as may be applicable depending upon which, if any, of the foregoing has then been prepared, purchased or installed at the time of Landlord’s election to relocate the Leased Premises), Landlord shall, at Landlord’s expense, cause each of such applicable items to be reproduced for the New Premises so that Tenant shall not incur expenses in connection therewith by reason of the exercise by Landlord of the relocation right contained herein. In addition, Landlord shall reimburse Tenant within thirty (30) days after receipt of genuine, third-party invoices marked “paid” for Tenant’s moving costs and all costs of reprinting stationery, cards and other printed material bearing tenant’s address at the Lease Premises if such address changes due to the relocation (but only the reasonable quantities existing immediately prior to the relocation); and
          (d) Upon substitution of the New Premises for the Leased Premises, the Rentable Square Feet of the New Premises shall control for purposes of this Lease, and Tenant Percentage Share (hereinafter defined) and the Base Rental shall be recalculated and adjusted based on the Rentable Square Feet of the New Premises.
     Tenant shall not be entitled to any compensation for any inconvenience or interference with Tenant’s business, nor to any abatement or reduction in rent or other sums payable by Tenant hereunder, nor shall Tenant’s obligations under this Lease be otherwise affected, as a result of the substitution of the New Premises, except as otherwise expressly provided in this Section. Tenant agrees to cooperate with Landlord so as to facilitate the prompt completion by Landlord of its obligations under this Section. Without limiting the generality of the preceding sentence, Tenant agrees to promptly provide to Landlord such approvals, instructions, plans, specifications and other information as may be reasonably requested by Landlord in connection with such obligations. At Landlord’s request, Tenant shall execute a supplement to this Lease confirming the substitution of the New Premises for the Leased Premises. Within twenty (20) days after receipt of Landlord’s Relocation Notice, Tenant shall either accept such relocation or deliver written notice to Landlord terminating this Lease effective no later than the ninetieth (90th) day after Landlord’s relocation Notice. Tenant’s failure to deliver such termination notice within such twenty (20) day period shall be deemed conclusively Tenant’s election to relocate to the New Premises.
     1.5. Surrender of Premises.
          (a) Upon the termination of this Lease by lapse of time or otherwise or upon the earlier termination of Tenant’s right of possession, Tenant shall quit and surrender possession of the Leased Premises to Landlord, broom clean, in the same condition as upon delivery of possession to Tenant hereunder, normal wear and tear excepted. Before surrendering possession of the Leased Premises, Tenant shall, without expense to Landlord, remove all signs, furnishings, equipment (including all communication and other cables), trade fixtures, merchandise and other personal property installed or placed in the Leased Premises and all debris and rubbish, and Tenant shall repair all damage to the Leased Premises resulting from such removal; provided if Tenant is then in default under this Lease, Tenant shall not remove any such item unless Tenant receives written directions from Landlord authorizing or directing the removal thereof. If Tenant fails to remove any of the signs, furnishings, equipment, trade fixtures, merchandise and other personal property installed or placed in the Leased Premises by the expiration or termination of this Lease, then Landlord may, at its sole option, (i) treat Tenant as a holdover, in which event the provisions of this Lease regarding holding over shall apply, (ii) deem any or all of such items abandoned and the sole property of Landlord, or (iii) remove any and all such items and dispose of same in any manner. Tenant shall pay Landlord on demand any and all expenses incurred by Landlord in the removal of such items, including, without limitation, the cost of repairing any damage to the Leased Premises or the Building caused by such removal and storage charges (if Landlord elects to store such property).
          (b) All installations, additions, partitions, hardware, cables, wires, fixtures and improvements, temporary or permanent (including, but not limited to, Tenant’s Extra Work), except for Tenant’s signs, furnishings, equipment, communication cables, telephone switches, trade fixtures, merchandise and other personal property, in or upon the Leased Premises, whether placed there by Tenant or Landlord, shall, upon the termination of this lease by lapse of time or otherwise or upon the earlier termination of Tenant’s right of possession, become Landlord’s property and shall remain upon the Leased Premises, all without compensation, allowance or credit to Tenant; provided, however, that if at the time Landlord consents to Tenant’s installation of any installations, additions, partitions, hardware, cables, wires, fixtures and improvements or at any time prior to termination of this Lease, Landlord requires removal of the same upon termination, then Tenant, at Tenant’s sole cost and expense, upon termination of this Lease by lapse of time or otherwise or upon the earlier termination of Tenant’s right of possession, shall promptly remove such designated items placed in or upon the Leased Premises by or on behalf of Tenant and, repair any damage to the Leased Premises or the Building caused by such removal, failing which Landlord may remove the same and repair the Leased Premises or the Building, as the case may be, and Tenant shall pay the cost thereof to Landlord on written demand.
     1.6. Survival. Any claim, cause of action, liability or obligation arising under the term of this Lease and under the provisions hereof in favor of a party hereto against or obligating the other party hereto and all of Tenant’s indemnification obligations hereunder shall survive the expiration or any earlier termination of this Lease.
ARTICLE II.
     2.1. Rental Payments.
          (a) Commencing on the Commencement Date and continuing thereafter throughout the full term of this Lease, Tenant hereby agrees to pay the Base Rental (defined below), and Tenant’s Forecast Additional Rental (defined below) and Tenant’s Additional Rental Adjustment (defined below) in accordance with this Article. The Base Rental and Tenant’s Forecast Additional Rental shall be due and payable in equal monthly installments on the first day of each calendar month during the initial term of this Lease and any extensions or renewals hereof, and Tenant hereby agrees to so pay such rent to Landlord at Landlord’s address as provided herein (or such other address as may be designated by Landlord from time to time) monthly in advance.
          (b) If the Commencement Date is other than the first day of a calendar month, then the installments of Base Rental and Tenant’s Forecast Additional Rental for such month shall be prorated and the installment or installments so prorated shall be paid in advance. Said installments for such prorated month shall be calculated by multiplying the equal monthly installment by a fraction, the numerator of which shall be the number of days of the Lease term occurring during said commencement or expiration month, as the case may be, and the denominator of which shall be thirty (30). If the term of this Lease commences or expires on other than the first day of a calendar year, Tenant’s Forecast Additional Rental and Tenant’s Additional Rental shall be prorated for such commencement or expiration year, as the case may be, by multiplying Tenant’s Forecast Additional Rental and Tenant’s Additional Rental by a fraction, the numerator of which shall be the number of whole and partial months of the Lease term during the commencement or expiration year, as the case may be, and the denominator of which shall be twelve (12). In such event the Tenant’s Additional Rental Adjustment shall be made as soon as reasonably possible after the termination of this Lease.
          (c) For purposes hereof, the term “Rental” shall mean and collectively refer to the Base Rental, Tenant’s Forecast Additional Rental, Tenant’s Additional Rental Adjustment and other sums payable by Tenant hereunder. Tenant agrees to pay all Rental at the times and in the manner provided in this Lease, without abatement, demand, notice, set-off, deduction or counterclaim, and all sums payable under this Lease by Tenant shall be deemed to be rent due and owing hereunder. All Rental shall bear interest from the tenth (10th) day after the date due thereof until paid at the lesser of (i) a per annum rate equal to the “prime rate” announced by Chase Manhattan Bank, New York, New York, or its successor, (or if the “prime rate” is discontinued, the rate announced as that being charged to the most credit-worthy commercial borrowers) plus two percent (2%) or (ii) the maximum interest rate per annum allowed by law.
     2.2. Base Rental. Throughout the full term of this Lease, Tenant hereby agrees to pay a base annual rental (the “Base Rental”) in accordance with the schedule attached hereto as Exhibit G, as such dollar amount may be adjusted from lease year to lease year pursuant to the terms of this Lease.
     2.3. Additional Rental.
          (a) Commencing with the calendar year in which the Commencement Date occurs and continuing thereafter for each calendar year during the full term of this Lease, Landlord shall present to Tenant prior to the beginning of said calendar year (or for the calendar year in which the Lease term commences, on the Commencement Date) a statement of Tenant’s Forecast Additional Rental. Landlord’s failure to deliver such a statement of Tenant’s Forecast Additional Rental shall not operate to excuse Tenant from the payment of the monthly installment of Tenant’s Forecast Additional Rental due under Section 2.1(a). Rather, Tenant shall continue to pay the monthly installment of Tenant’s Forecast Additional Rental based on Landlord’s most recent calculation thereof until such a statement is delivered to Tenant, with such statement being applied retroactively to the beginning of the calendar year and Tenant making up any under payments immediately upon its receipt of such statement. Landlord may, from time to time, recalculate Tenant’s Forecast Additional Rental in order to more accurately reflect Landlord’s good faith estimate of Tenant’s Additional Rental, and Tenant shall commence paying the recalculated Tenant’s Forecast Additional Rental, in accordance with Section 2.1(a) hereof, immediately after receiving notice thereof.
          (b) As used herein, “Tenant’s Forecast Additional Rental” shall mean Landlord’s reasonable estimate of Tenant’s Additional Rental (defined below) for the coming calendar year (or, in the calendar year in which the lease term commences, for such calendar year).
          (c) Landlord shall absorb and be responsible for paying Operating Expenses (defined below) during any calendar year to the extent such Operating Expenses are less than Nine and 17/100 Dollars ($9.17) per square foot of space in the Building leased to rent paying tenants (the “Expense Stop”). As part of Tenant’s Additional Rental, Tenant shall be responsible for paying its pro rata share of the Operating Expenses for any calendar year in excess of the Expense Stop. For purposes hereof, “Tenant’s Additional Rental” for any calendar year shall mean Tenant’s Percentage Share (defined below) of the Operating Expenses for such calendar year in excess of the Expense Stop. As used herein, “Tenant’s Percentage Share” shall mean a fraction, the numerator of which is the total number of square feet of Rentable Square Feet within the Leased Premises and the denominator of which is the greater of (i) ninety-five percent (95%) of the total square footage of all Rentable Square Feet in the Building (exclusive of any retail space) held for lease, or (ii) the total square footage of all Rentable Square Feet in the Building (exclusive of any retail space) actually leased to rent paying tenants.
          (d) Landlord shall use reasonable efforts to provide Tenant, within one hundred twenty (120) days after the end of the calendar year in which the Commencement Date occurs and of each calendar year thereafter during the term of this Lease, with a statement detailing the Operating Expenses for each such calendar year (the “Annual Operating Expense Statement”) and a statement prepared by Landlord comparing Tenant’s Forecast Additional Rental with Tenant’s Additional Rental. In the event that Tenant’s Forecast Additional Rental exceeds Tenant’s Additional Rental for said calendar year, Landlord shall pay Tenant (in the form of a credit against rentals next due or, upon expiration of this Lease, in the form of Landlord’s check) an amount equal to such excess. In the event that the Tenant’s Additional Rental exceeds Tenant’s Forecast Additional Rental for said calendar year, Tenant hereby agrees to pay Landlord, within thirty (30) days of receipt of the statement, an amount equal to such difference (“Tenant’s Additional Rental Adjustment”).
          (e) Tenant, at Tenant’s sole cost and expense, shall have the right, to be exercised by written notice given to Landlord within sixty (60) days after receipt of the Annual Operating Expense Statement for any calendar year, to audit Landlord’s books and records pertaining only to the Operating Expenses for such calendar year, provided such audit must commence within thirty (30) days after Tenant’s notice to Landlord and thereafter proceed regularly and continuously to conclusion and, provided, further, that such audit must be conducted by a nationally recognized independent public accounting firm in a manner that does not unreasonably interfere with the conduct of Landlord’s business. Notwithstanding the foregoing, Tenant shall not have the right to audit Landlord’s books and records regarding the Operating Expenses for any calendar year if (i) the Annual Operating Expense Statement for such calendar year was prepared by a nationally recognized independent public accounting firm, or (ii) Tenant is in default under the terms of this Lease or any circumstance exists which with the giving of notice, the passage of time, or both, would constituted such a default. Landlord agrees to cooperate in good faith with Tenant in the conduct of any such audit. Tenant (and its agents, employees and accountants) shall hold the results of such audits in strict confidence and not disclose the same to any third party, except as is necessary during any dispute between Landlord and Tenant related thereto or as required by law. A copy of the results of any such audit shall be promptly provided to Landlord, and Landlord may conduct an independent review of the same. If there is any disagreement regarding the results of any such audit, the parties shall select a third party auditor to resolve the dispute. Tenant shall not employ any person or entity to audit Landlord’s books and records whose compensation is based, in whole or in part, on a contingency fee or the results of the audit.
     2.4. Operating Expenses.
          (a) “Operating Expenses”, for each calendar year, shall consist of (i) all Operating Costs (defined below) for the Building, plus (ii) an amount equal to the sum of the total ownership, management, maintenance, repair, replacement and operating costs accruing during each such calendar year for portions of the Project not within the Building that are designated or maintained from time to time as common areas, including, but not limited to, fifty (50%) percent of the cost of maintaining the Kensington Place roadway adjoining the Project and those areas which are for the benefit of the occupants of the Project whether or not so designated or maintained as common areas (net of any contribution received from time to time from the owners of the other portions of the Project for such expenses).
          (b) For the purposes of this Lease, “Operating Costs” shall mean all expenses, costs and accruals (excluding therefrom, however, specific costs billed to or otherwise incurred for the particular benefit of specific tenants of the Building) of every kind and nature, computed on an accrual basis, incurred or accrued in connection with, or relating to, the ownership, operation, management, maintenance, repair and replacement of the Building during each calendar year, including, but not limited to, the following:
(i)	wages and salaries, including taxes, insurance and benefits, of all on and off-site employees engaged in operations, management, maintenance, repair, replacement or access control, as reasonably allocated by Landlord and rent for the Building’s management office exclusive of that portion of such office used for leasing;

(ii)	cost of all supplies, tools, equipment and materials to the extent used in operations, management, maintenance, repairs or replacements, as reasonably allocated by Landlord;

(iii)	cost of all utilities, including, but not limited to, the cost of electricity, the cost of water and the cost of power for heating, lighting, air conditioning and ventilating;

(iv)	the cost of trash and garbage removal, cleaning, vermin extermination, snow, ice and debris removal, and other services;

(v)	cost related to and fees payable under all maintenance, management and service agreements, including, but not limited to, a management fee contribution equal to three percent (3%) of the gross revenues;

(vi)	costs related to those agreements related to access control services, garage operations, window cleaning, elevator maintenance, janitorial service, pest control and landscaping maintenance;

(vii)	cost of inspections, repairs, maintenance and replacements (except to the extent covered by proceeds of insurance); provided the cost of capital repairs and replacements shall be amortized over such reasonable period of time as Landlord shall determine and only the portion of such costs allocable to any calendar year (plus interest on the unpaid balance of such costs) may be included in the Operating Costs for such calendar year;

(viii)	the cost of legal and accounting services incurred by Landlord relating to management and maintenance of the Building but not including any such expenses related to leasing of space in the Building;

(ix)	amortization of the cost (plus interest on the unpaid balance of such costs) of any system, apparatus, device, or equipment which is installed for the principal purpose of (i) reducing Operating Expenses, (ii) promoting safety or (iii) complying with governmental requirements;

(x)	the cost of all insurance, including, but not limited to, the cost of casualty, rental loss and liability insurance, and insurance on Landlord’s personal property, plus the cost of all deductible and co-insurance payments made by Landlord in connection therewith;

(xi)	amounts due under easements, operating agreements, parking operating agreements, declarations, covenants or instruments encumbering the Land;

(xii)	reasonable replacement reserves;

(xiii)	cost of maintaining, striping, repairing, replacing, repaving and lighting grounds, streets, parking areas, sidewalks, curbs, walkways, landscaping, drainage and lighting facilities; and

(xiv)	all taxes, assessments and governmental charges, whether or not directly paid by Landlord, whether federal, state, county or municipal and whether they be by taxing districts or authorities presently taxing the Building and said common areas or by others subsequently created or otherwise, and any other taxes, assessments and governmental charges attributable to the Building and that portion of the common areas or their operation, excluding, however, taxes and assessments attributable to the personal property of other tenants, federal and state taxes on income, death taxes, franchise taxes, and any taxes imposed or measured on or by the income of Landlord from the operation of the Building or imposed in connection with any change of ownership of the Building; provided, however, that if at any time during the term of this Lease, the present method of taxation or assessment shall be so changed that the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereon shall be discontinued and as a substitute therefor, or in lieu of or in addition thereto, taxes, assessments, levies, impositions or charges shall be levied, assessed or imposed, wholly or partially, as a capital levy or otherwise, on the rents received from the Building or the rents reserved herein or any part thereof, then such substitute or additional taxes, assessments, levies, impositions or charges, to the extent so levied, assessed or imposed with respect to the Building, shall be deemed to be included within the Operating Costs. Consultation, legal fees and costs resulting from any challenge of tax assessments as reasonably allocated by Landlord shall also be included in Operating Costs. It is agreed that Tenant will be responsible for ad valorem taxes on its personal property and on the value of the leasehold improvements in the Leased Premises to the extent that the same exceed the Tenant Improvement Allowance (and if the taxing authorities do not separately assess Tenant’s leasehold improvements, Landlord may make a reasonable allocation of the ad valorem taxes allocated to the Building to give effect to this sentence). In the case of special taxes and assessments which may be payable in installments, only the amount of each installment accruing during a calendar year shall be included in the Operating Costs for such year.
          (c) Notwithstanding any language contained herein to the contrary, Tenant hereby agrees that, during any calendar year in which the entire Building is not provided with Building Standard Services or is not completely occupied, Landlord shall compute all Variable Operating Costs (defined below) for such calendar year as though the entire Building were provided with Building Standard Services and were completely occupied. For purposes of this Lease the term “Variable Operating Costs” shall mean any operating cost that is variable with the level of occupancy of the Building (e.g. utilities and cleaning services). In the event that Landlord excludes from “Operating Costs” any specific costs billed to or otherwise incurred for the particular benefit of specific tenants of the Building or to other buildings or projects on the Land, Landlord shall have the right to increase “Operating Costs” by an amount equal to the cost of providing standard services similar to the services for which such excluded specific costs were billed or incurred. In no event shall Landlord receive from all tenants of the Building more than one hundred percent (100%) of any Operating Costs.

     2.5. Security Deposit. [Intentionally deleted.]
     2.6. Landlord’s Lien. [Intentionally deleted.]
ARTICLE III.
     3.1. Services. Landlord shall furnish the following services to Tenant during the term of this Lease (“Building Standard Services”):
          (a) Hot and cold domestic water to common use rest rooms and toilets, in such amounts as are reasonably determined by Landlord
          (b) Subject to curtailment as required by governmental laws, rules or mandatory regulations, central heat and air conditioning in season, at such temperatures and in such amounts as are reasonably determined by Landlord and on such dates and at such times as are more particularly described on Exhibit C attached hereto and incorporated herein.
          (c) Electric lighting service for all public areas and special service areas of the Building in such amounts and locations as are reasonably determined by Landlord.
          (d) Janitor service in accordance with the Janitorial Specifications attached hereto and incorporated herein as Exhibit H; however, if Tenant’s floor coverings or other improvements are other than building standard commercial grade, Tenant shall pay one hundred and fifteen percent (115%) of the actual additional cleaning cost, if any, attributable thereto, and if supplying such additional cleaning service requires active managerial oversight by Landlord, Landlord shall be entitled to collect an administrative fee equal to fifteen percent (15%) of the cost of such service.
          (e) Access control for the Building shall be provided to the extent and in the manner reasonably determined by Landlord; provided, however, Landlord shall have no responsibility to prevent, and shall not be liable to Tenant for, any liability or loss to Tenant, its agents, employees and visitors arising out of losses due to theft, burglary, or damage or injury to persons or property caused by persons gaining access to the Leased Premises, and Tenant hereby releases Landlord from all liability for such losses, damages or injury.
          (f) Electrical service to floors with plug-in type bus risers sized to provide 8.0 watts per useable square foot of electrical connected load capacity for tenant use above and beyond the base building electrical requirements. Of that, 6.0 watts per useable square foot of electrical connected load capacity will be available in 480/277V panels for tenant use leaving 2.0 watts per useable square foot available in the bus riser for future tenant electrical loads. Of the 6.0 watts per useable square foot, 3.0 watts per useable square foot of electrical connected load capacity will be available in 208/120V panels for tenant use leaving 3.0 watts per useable square foot of capacity in the 480/277V panels for future tenant electrical loads. This capacity is part of the 6.0 watts per useable square foot of power for tenant’s use noted above.
          Should Tenant’s total rated electrical design load exceed the Building Standard rated electrical design load for either low or high voltage electrical consumption, or if Tenant’s electrical design requires low voltage or high voltage circuits in excess of Tenant’s share of the Base Building Shell Condition circuits, Landlord will (at Tenant’s expense) install one (1)

additional high voltage panel and/or one (1) additional low voltage panel with associated transformer, space for which has been provided in the base building electrical closets based on a maximum of two (2) such additional panels per floor for all tenants on the floor (which additional panels and transformers shall be hereinafter referred to as the “additional electrical equipment”). If the additional electrical equipment is installed because Tenant’s low or high voltage rated electrical design load exceeds the applicable Building Standard rated electrical design load, then a meter shall also be added (at Tenant’s expense) to measure the electricity used through the additional electrical equipment.
          The design and installation of any additional electrical equipment (or any related meter) required by Tenant shall be subject to the prior approval of Landlord (which approval shall not be unreasonably withheld). All expenses incurred by Landlord in connection with the review and approval of any additional electrical equipment shall also be reimbursed to Landlord by Tenant. Tenant shall also pay on demand the actual metered cost of electricity consumed through the additional electrical equipment (if applicable), plus any actual accounting expenses incurred by Landlord in connection with the metering thereof.
          If any of Tenant’s electrical equipment requires conditioned air in excess of Base Building Shell Condition air conditioning, the same shall be installed by Landlord (on Tenant’s behalf), and Tenant shall pay all design, installation, metering and operating costs relating thereto.
          If Tenant requires that certain areas within Tenant’s demised premises must operate in excess of the normal Building Operating Hours (as defined in Exhibit C attached hereto), the electrical service to such areas shall be separately circuited and metered such that Tenant shall be billed the costs associated with electricity consumed during hours other than Building Operating Hours.
          (g) All Building Standard fluorescent bulb replacement in all areas and all incandescent bulb replacement in General Common Areas, Service Areas and On-Floor Common Areas.
          (h) Non-exclusive multiple cab passenger service to the Leased Premises during Building Operating Hours and at least one (1) cab passenger service to the Leased Premises twenty-four (24) hours per day and non-exclusive freight elevator service during Building Operating Hours (all subject to temporary cessation for ordinary repair and maintenance and during times when life safety systems override normal building operating systems) with such freight elevator service available at other times upon reasonable prior notice and the payment by Tenant to Landlord of any additional expense actually incurred by Landlord in connection therewith.
     To the extent the services described in subsection (a), (b), (c), (f) and (h) above require electricity and water supplied by public utilities, Landlord’s covenants thereunder shall only impose on Landlord the obligation to use its good faith, reasonable efforts to cause the applicable public utilities to furnish the same. Failure by Landlord to furnish the services described in this Section, or any cessation thereof, shall not render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor work an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. In addition to the foregoing, should any of the equipment or machinery, for any cause, fail to operate, or function properly, Tenant shall have no claim for rebate of rent or damages on account of an interruption in service occasioned thereby or resulting therefrom; provided, however, Landlord agrees to use reasonable efforts to repair said equipment or machinery promptly and to restore said services.
     3.2. Keys and Locks. Landlord shall install a card reader on the elevator servicing the Leased Premises that restricts after hours access to the Leased Premises. Landlord shall also supply Tenant with two (2) keys for each Building Standard lockset on code required doors entering the Leased Premises from public areas. Additional keys will be furnished by Landlord upon an order signed by Tenant and at Tenant’s expense. All such keys shall remain the property of Landlord. No additional locks shall be allowed on any door of the Leased Premises without Landlord’s permission, and Tenant shall not make or permit to be made any duplicate keys. Upon termination of this Lease, Tenant shall surrender to Landlord all keys to any locks on doors entering or within the Leased Premises, and give to Landlord the explanation of the combination of all locks for safes, safe cabinets and vault doors, if any, in the Leased Premises.
     3.3. Graphics, Building Directory and Name. Landlord shall provide and install all graphics, letters, and numerals at the entrance to the Leased Premises on multi-tenant floors, if any (it being understood that Tenant shall be responsible for all graphics on full floors occupied by Tenant. Landlord shall maintain an electronic directory in such main lobby which shall include such information relating to Tenant. All such letters and numerals shall be in the Building standard graphics (font size to be approved by Landlord). Tenant agrees that Landlord shall not be liable for any inconvenience or damage occurring as a result of any error or omission in any directory or graphics. No signs, numerals, letters or other graphics shall be used or permitted on the exterior of, or may be visible from outside, the Leased Premises, unless approved in writing by Landlord. All on-floor graphics for full-floor tenants shall be removed by Tenant upon lease expiration.
3.4. Parking.
          (a) Subject to the other provisions hereof, Landlord hereby agrees to make available, or to cause the lessee or operator of the Parking Facility (the “Garage Operator”), to make available to Tenant (so long as Tenant shall continue to lease at least 6,341 RSF) up to twenty-five (25) permits to park in the Kensington Parking Facility upon the terms and conditions set forth below (the “Parking Permits”). Landlord shall also provide (or cause the Garage Operator to provide) visitor parking in a portion of the Parking Facility on a “first come-first served” pay basis at such rates and upon such conditions as Landlord or the Garage Operator, as applicable, shall establish from time to time.
          (b) Tenant shall notify Landlord within thirty (30) days following the execution of this Lease of the number of Parking Permits that it intends to utilize. Neither Landlord nor the Garage Operator shall be obligated to hold any Parking Permits that Tenant does not elect to utilize.
          (c) Tenant shall pay as rental for the Parking Permits at the rate charged from time to time by Landlord (or the Garage Operator), in its sole and absolute discretion,

plus any applicable taxes thereon; provided the rate charged for the Parking Permits shall be prorated for any partial months during the term of this Lease. The current charge to Tenant for each Parking Permit is $40.00 per month, plus any applicable taxes thereon. In the event the rate charged for the Parking Permits is increased, Tenant may elect to relinquish all or a portion of the Parking Permits by giving written notice to Landlord (or its designee) within thirty (30) days after receiving notice of such increase, in which event Tenant shall have no further right to or interest in such Parking Permit and neither Landlord nor the Garage Operator shall have any obligation to provide replacement parking for Tenant. If the rate charged for the Parking Permits is increased and Tenant fails to notify Landlord, in writing, of its election to relinquish all or a portion of the Parking Permits within thirty (30) days after receiving notice of such increase, then Tenant shall be deemed to have agreed to such increase and shall have no further right to relinquish its Parking Permits on account thereof. Unless Landlord directs otherwise, Tenant shall pay the monthly charges established from time to time in accordance with this Lease by the Garage Operator for parking in the Kensington Parking Facility to Landlord and Landlord shall collect such payments, on behalf of the Garage Operator, monthly in advance, at the same time and place as Tenant makes payments of Base Rent under the terms of this Lease.
          (d) In the event the parking spaces covered by the Parking Permits are not available to Tenant due to causes beyond the control of Landlord or the Garage Operator and Landlord is unable to provide replacement parking to Tenant, neither Landlord nor Garage Operator shall be liable for any damages that Tenant suffers on account thereof, nor shall such fact be construed as a constructive eviction of Tenant, entitle Tenant to an abatement of any Rental or an abatement of the charges for the Parking Permits, or relieve Tenant from fulfillment of any covenant or agreement hereof.
          (e) Landlord or the Garage Operator may make, modify and enforce reasonable rules and regulations relating to the parking of vehicles in the Parking Facility, and Tenant agrees to abide by such rules and regulations. Except as expressly provided herein, this Lease does not grant Tenant (or its agents, employees, contractors and visitors) the right to use the Parking Facilities or any other parking areas located on the Land or serving the Building. So long as Landlord ensures that there is sufficient parking available in the Parking Facilities to accommodate the holders of the Parking Permits, Landlord or the Garage Operator may, from time to time, designate specific portions of the Parking Facilities as reserved areas and Tenant shall have no right to park in such reserved areas, except Tenant may park in reserved areas made available to tenants of the Building to the extent Tenant has purchased Parking Permits specifically entitling Tenant to use the same. Landlord agrees to make (or cause the Garage Operator to make) parking for Tenant’s guests and visitors available on a non-exclusive basis in the Parking Facility. Landlord or the Garage Operator may restrict Tenant’s right to utilize the Parking Permits on weekends and after 6:00 p.m. in the evening when athletic events are scheduled in the nearby athletic facilities.
ARTICLE IV.
     4.1. Care of Leased Premises. Tenant shall not commit or allow to be committed by Tenant’s employees, agents or contractors, any waste or damage to any portion of the Leased Premises or the Building. Upon the expiration or any earlier termination of this

Lease, Landlord shall have the right to re-enter and resume possession of the Leased Premises immediately.
     4.2. Entry for Repairs and Inspection. Tenant shall permit Landlord and its contractors, agents or representatives to enter into and upon any part of the Leased Premises during reasonable hours to inspect or clean the same, make repairs, alterations or additions thereto, and, upon reasonable prior notice to Tenant, for the purpose of ‘showing the same to prospective tenants or purchasers and Tenant shall not be entitled to any abatement or reduction of rent by reason thereof. Landlord shall use its reasonable efforts not to interfere materially with the operation of Tenant’s business during any such entry.
     4.3. Nuisance. Tenant shall conduct its business and control its agents, employees, invitees, contractors and visitors in such a manner as not to create any nuisance, or interfere with, annoy or disturb any other tenant or Landlord in its operation of the Building.
     4.4. Laws and Regulations; Encumbrances; Rules of Building. Tenant shall comply with, and Tenant shall cause its employees, contractors and agents to comply with, and shall use its best efforts to cause its visitors and invitees to comply with, (i) all laws, ordinances, orders, rules and regulations of all state, federal, municipal and other governmental or judicial agencies or bodies relating to the use, condition or occupancy of the Leased Premises, (ii) all recorded easements, operating agreements, parking agreements, declarations, covenants and instruments encumbering the Leased Premises, and (iii) the rules of the Building reasonably adopted and altered by Landlord from time to time for the safety, care and cleanliness of the Leased Premises and Building and for the preservation of good order therein. The initial rules of the Building are attached hereto and incorporated herein as Exhibit D.
     4.5. Legal Use and Violations of Insurance Coverage. Tenant shall not occupy or use the Leased Premises, or permit any portion of the Leased Premises to be occupied or used, for any business or purpose which is unlawful, disreputable or deemed to be hazardous in any manner, or permit anything to be done which would in any way increase the rate of fire, liability, or any other insurance coverage on the Building or its contents.
     4.6. Hazardous Substances. Tenant shall comply, at its sole expense, with all laws, ordinances, orders, rules and regulations of all state, federal, municipal and other governmental or judicial agencies or bodies relating to the protection of public health, safety, welfare or the environment (collectively, “Environmental Laws”) in the use, occupancy and operation of the Leased Premises. Tenant agrees that no Hazardous Substances (as hereinafter defined) shall be used, located, stored or processed on the Leased Premises or be brought onto any other portion of the Building by Tenant or any of its agents, employees, contractors, assigns, subtenants, guests or invitees, and no Hazardous Substances will be released or discharged from the Leased Premises (including, but not limited to, ground water contamination). The term “Hazardous Substances” shall mean and include all hazardous and toxic substances, waste or materials, any pollutant or contaminant, including, without limitation, PCB’s, asbestos and raw materials that include hazardous constituents or any other similar substances or materials that are now or hereafter included under or regulated by any Environmental Laws or that would pose a health, safety or environmental hazard. Tenant hereby agrees to indemnify, defend and hold harmless Landlord from and against any and all losses, liabilities (including, but not limited to, strict liability), damages, injuries, expenses (including, but not limited to, court costs, litigation expenses, reasonable attorneys’ fees and costs of settlement or judgment), suits and claims of any and every kind whatsoever paid, incurred or suffered by, or asserted against, Landlord by any person, entity or governmental agency for, with respect to, or as a direct or indirect result of, the presence in or the escape, leakage, spillage, discharge, emission or release from the Leased Premises of any Hazardous Substances or the presence of any Hazardous Substances placed on or discharged from the Building by Tenant or any of its agents, employees, contractors, assigns, subtenants, guests or invitees, including, without limitation, any losses, liabilities (including, but not limited to, strict liability), damages, injuries, expenses (including, but not limited to, court costs, litigation expenses, reasonable attorneys’ fees and costs of settlement or judgment), suits and claims asserted or arising under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), any so-called federal, state or local “Superfund” or “Superlien” laws or any other Environmental Law.
     4.7. Tenant Taxes. Tenant shall pay promptly when due all taxes directly or indirectly imposed or assessed upon Tenant’s gross sales, business operations, machinery, equipment, trade fixtures and other personal property or assets, whether such taxes are assessed against Tenant, Landlord or the Building. In the event that such taxes are imposed or assessed against Landlord or the Building, Landlord shall furnish Tenant with all applicable tax bills, public charges and other assessments or impositions and Tenant shall forthwith pay the same either directly to the taxing authority or, at Landlord’s option, to Landlord.
ARTICLE V.
     5.1. Initial Allowance; Leasehold Improvements.
          (a) Within ten (10) days of the Commencement Date, Landlord shall contribute [***] per RSF in the Leased Premises (the “Initial Allowance”) for Tenant’s use during the initial Lease Term, all or any portion of which Tenant may apply as a credit towards Base Rental next due and payable.
          (b) Tenant shall not make or allow to be made any alterations or physical additions in or to the Leased Premises, or place safes, vaults or other heavy furniture or equipment within the Leased Premises, without first obtaining the written consent of Landlord which consent shall not be unreasonably withheld so long as said alterations do not impact on Building systems or structure and are not visible from outside the Leased Premises. Tenant shall deliver to Landlord a copy of the “as-built” plans and specifications for all alterations or physical additions so made in or to the Leased Premises. Tenant further specifically agrees that no food, soft drink or other vending machine will be installed within the Leased Premises without the written consent of Landlord. Any such machine(s) shall be for the use of Tenant and its employees and invitees only.
          (c) Tenant shall indemnify and hold Landlord harmless from and against all costs (including reasonable attorneys’ fees and costs of suit), losses, liabilities, or causes of action arising out of or relating to any alterations, additions or improvements made by Tenant to the Leased Premises, including, but not limited to, any mechanics’ or materialmen’s liens asserted in connection therewith. No portion of Landlord’s interest in the Building shall be subject to attachment on account of any work performed by or on account of Tenant, and Tenant shall provide written notice of same to all of its contractors.
          (d) Should any mechanic’s or other liens be filed against any portion of the Building by reason of Tenant’s acts or omissions or because of a claim against Tenant, Tenant shall cause the same to be canceled or discharged of record by bond or otherwise within thirty (30) days after notice by Landlord. If Tenant shall fail to cancel or discharge said lien or liens, within said thirty (30) day period, Landlord may, at its sole option, cancel or discharge the same and upon Landlord’s demand, Tenant shall promptly reimburse Landlord for all reasonable costs incurred in canceling or discharging such liens, and if canceling or discharging such liens requires active managerial oversight by Landlord, Landlord shall be entitled to collect an administrative fee equal to fifteen percent (15%) of the cost thereof.
     5.2. Repairs by Landlord. All repairs, alterations or additions that affect the Building’s structural components or the Building’s mechanical, electrical and plumbing systems shall be made solely by Landlord or its contractor. In the event of any damage to such components or systems or any other portion of the Building caused by Tenant or Tenant’s agents, contractors, employees, visitors or invitees, the cost of repair or restoration of such damage shall be paid for solely by Tenant in an amount equal to Landlord’s costs plus fifteen percent (15%) for administrative cost recovery. Landlord shall make such repairs to Base Building Shell Condition improvements as may be deemed necessary by Landlord for normal maintenance operations and Landlord shall not otherwise be obligated to make improvements to, or repairs of, the Leased Premises.
     5.3. Repairs by Tenant. Subject to Section 5.2, Tenant shall at its own cost and expense, keep the Leased Premises and all leasehold improvements in a condition similar to the condition as of the Commencement Date, normal wear and tear excepted, and Tenant shall perform all maintenance, repairs and replacements necessary to accomplish the same. In addition, Tenant shall perform all maintenance, repairs, replacements and improvements required by any governmental law, ordination, rule or regulation. If Tenant fails to commence any maintenance, repairs, replacements or improvements which it is required to perform hereunder within ten (10) days after written notice from Landlord to Tenant and thereafter diligently proceed with such work until completion, Landlord may, at its option, perform any such maintenance, repairs, replacements or improvements deemed necessary by Landlord, and Tenant shall pay to Landlord on demand Landlord’s cost thereof plus a charge of fifteen percent (15%) for administrative cost recovery.
ARTICLE VI.
     6.1. Condemnation. If all or substantially all of the Leased Premises, or such portion of the Leased Premises or the Building as would render, in Landlord’s reasonable judgment, the continuance of Tenant’s business from the Leased Premises impracticable, shall be permanently taken or condemned for any public purpose, then this Lease, at the option of Tenant or Landlord upon the giving of written notice to the other party within ten (10) days from the date of such condemnation or taking, shall forthwith cease and terminate. If less than all or substantially all of the Leased Premises or any portion of the Building shall be permanently taken or condemned for any public purpose, then Landlord shall have the option of terminating this Lease by written notice to Tenant within ten (10) days from the date of such condemnation or taking. If this Lease is terminated as provided above, this Lease shall cease and expire as if the date of transfer of possession of the Leased Premises, the Building, or any portion thereof, was the expiration date of this Lease. In the event that this Lease is not terminated by either Landlord or Tenant as aforesaid, Tenant shall pay the Rental up to the date of transfer of possession of such portion of the Leased Premises so taken or condemned and this Lease shall thereupon cease and terminate with respect to such portion of the Leased Premises so taken or condemned as if the date of transfer of possession of the Leased Premises was the expiration date of the term of this Lease relating to such portion of the Leased Premises. Thereafter the Base Rental, Tenant’s Forecast Additional Rental and Tenant’s Additional Rental shall be adjusted on a pro rata, net rentable square foot basis. In the event of any such condemnation or taking and this Lease is not so terminated, Landlord shall promptly repair the Leased Premises or the Building, as the case may be, to Base Building Shell Condition so that the remaining portion of the Leased Premises or Building, as the case may be, shall constitute an architectural unit, fit for Tenant’s occupancy and business; provided, however, that Landlord’s obligation to repair hereunder shall be limited to the extent of the net proceeds made available to Landlord for such repair from any such condemnation or taking. In the event of any temporary taking or condemnation for any public purpose of the Leased Premises or any portion thereof, then this Lease shall continue in full force and effect except that Base Rental, Tenant’s Forecast Additional Rental, and Tenant’s Additional Rental shall be adjusted on a pro rata net rentable square foot basis for the period of time that the Leased Premises are so taken as of the date of transfer of possession of the Leased Premises and Landlord shall be under no obligation to make any repairs or alterations. In the event of any condemnation or taking of the Leased Premises, Tenant hereby assigns to Landlord the value of all or any portion of the unexpired term of the Lease and all leasehold improvements and Tenant may not assert a claim for a condemnation award therefor; provided, however, Tenant may pursue a separate attempt to recover an award or compensation against or from the condemning authority for (i) the value of any fixtures, furniture, furnishings, Tenant’s Extra Work and other personal property which were condemned but which under the terms of this Lease, Tenant is permitted to remove at the end of the term of this Lease, (ii) relocation and moving expenses, and (iii) compensation for loss to Tenant’s business.
     6.2. Damages from Certain Causes. Landlord shall not be liable or responsible to Tenant for any loss or damage to any property or person occasioned by theft, fire, act of God, public enemy, riot, strike, insurrection, war, act or omission of any tenant or occupant of the Building, any nuisance or interference caused or created by any tenant or occupant of the Building, requisition or order of governmental body or authority, court order or injunction, or any cause beyond Landlord’s control or, except in the case of the gross negligence or intentional misconduct of Landlord, for any damage or inconvenience which may arise through repair or alteration of any part of the Building. Tenant shall notify Landlord of any damage to the Leased Premises, regardless of the cause of such damage.
     6.3. Casualty Clause.
          (a) In the event any portion of the Leased Premises or any portion of the General Common Areas is damaged by fire or other casualty, earthquake or flood or by any other cause of any kind or nature (hereinafter collectively referred to as the “damaged property”) and the damaged property can, in the opinion of the Landlord’s architect, be repaired within ninety (90) calendar days from the date of notice of Landlord’s architect’s opinion, then Landlord shall proceed to rebuild or restore the damaged property to Base Building Shell Condition, subject to subsection (e) hereof.
          (b) In the event the damaged property can not, in the opinion of Landlord’s architect, be repaired within ninety (90) days from the date of notice of Landlord’s architect’s opinion, but can be repaired within one hundred eighty (180) days from the date of notice of Landlord’s architect’s opinion, Landlord, at Landlord’s sole option, shall have the right (i) to terminate this Lease by notifying Tenant of such termination within twenty (20) days of receipt of Landlord’s architect’s opinion, or (ii) to restore or rebuild the damaged property to Base Building Shell Condition, subject to subsection (e) hereof.
          (c) If, in the opinion of Landlord’s architect, damage to the damaged property cannot be repaired within one hundred eighty (180) days from the date of notice of Landlord’s architect’s opinion, then both Landlord and Tenant shall have the right to terminate this Lease by notifying the other party in writing of such termination within twenty (20) days of receipt of Landlord’s architect’s opinion.
          (d) Notwithstanding any language herein to the contrary, if at the time of any such damage, less than one (1) year remains in the term of this Lease, exclusive of any renewal options, then Landlord, at Landlord’s sole option, shall have the right to terminate this Lease.
          (e) If at anytime during the term of this Lease the Building is damaged and the cost of repairing and restoring the same exceeds twenty-five percent (25%) of the replacement cost of the improvements comprising the Building, then Landlord, at Landlord’s sole option, shall have the right to terminate this Lease.
          (f) Notwithstanding any language contained herein to the contrary, in the event this Lease is not terminated as provided hereunder (i) Landlord shall be obligated to rebuild or restore the damaged property only to the extent of the net insurance proceeds available to Landlord for the purpose of rebuilding and restoration, (ii) if the damaged property is all or any portion of the Leased Premises Landlord shall be obligated to rebuild or restore the damaged property only to Base Building Shell Condition, except that Tenant shall have the right to require Landlord to rebuild or restore the damaged property substantially to the condition which existed immediately prior to such damage, provided that Tenant shall bear all costs and expenses, including without limitation, rentals that are lost due to extended construction time, in excess of the lesser of (A) any net insurance proceeds available to Landlord for the purpose of rebuilding or restoration, or (B) the cost to Landlord of rebuilding and restoring the damaged property to Building Standard condition (with Building Standard tenant allowances); and (iii) to the extent Landlord has rental loss insurance proceeds available, Tenant shall be entitled to a pro rata abatement of Base Rental, Tenant’s Forecast Additional Rental, and Tenant’s Additional Rental during the period of time the Leased Premises, or any portion thereof, are untenantable due to such damage. Landlord’s architect’s opinion shall be delivered to both Landlord and Tenant within thirty (30) days from the date of any such damage. In the event of any termination of this Lease under this Section, this Lease shall cease and terminate as if the date of such damage was the expiration date of the term of this Lease. Notwithstanding any contrary language in this Section, if the Leased Premises, the Building, or any portion thereof shall be damaged through the negligence or willful misconduct of Tenant and the cost of repairing the same is not covered by Landlord’s insurance, such damage shall be repaired by Landlord at the sole expense of Tenant and rent shall continue hereunder unabated.

          (g) If any portion of Tenant’s leasehold improvements (including, but not limited to, Tenant’s Extra Work), alterations, additions, improvements, fixtures, furnishing, equipment or trade fixtures are damaged by fire or other casualty, earthquake or flood or by any other cause of any kind or nature, Tenant shall immediately restore the same to the condition existing immediately prior to such damage, unless such damage is so extensive as to permit termination of this Lease as provided herein and the Lease is terminated in accordance with such provisions.
     6.4. Casualty Insurance. Landlord shall maintain all-risk property insurance on the Building and on all Base Building Shell Condition improvements. Said insurance shall be maintained with an insurance company authorized to do business in Tennessee, at full replacement cost and payments for losses thereunder shall be made solely to Landlord. Tenant shall maintain at its expense business interruption insurance and all-risk property insurance on the full replacement cost of all its personal property, including removable trade fixtures, located in the Leased Premises and on Tenant’s Extra Work and all other additions and improvements (including fixtures) made by Tenant and not required to be insured by Landlord above, regardless of whether such improvements were made at Landlord’s or Tenant’s expense. If the annual premiums to be paid by Landlord shall exceed the standard rates because of Tenant’s operations within, or contents of, the Leased Premises or because the improvements to the Leased Premises are in excess of improvements contemplated by the Tenant Improvement Allowance, Tenant shall promptly pay the excess amount of the premium upon request by Landlord (and if necessary, Landlord may allocate the insurance costs of the Building to give effect to this sentence). Upon the request of Landlord, a duly executed certificate of insurance, reflecting Tenant’s maintenance of the insurance required under this Section 6.4 and Section 6.5, shall be delivered to Landlord.
     6.5. Liability Insurance. Landlord and Tenant shall each maintain a policy or policies of commercial general liability insurance with the premiums thereon fully paid on or before the due dates, issued by and binding upon a solvent insurance company authorized to transact business in Tennessee. Such insurance shall be written on an occurrence basis and shall afford minimum protection (which may be affected by primary and/or excess coverage) of not less than $1,000,000.00 per occurrence for bodily injury and property damage with umbrella liability in excess of $1,000,000 of no less than $2,000,000 per occurrence and in the aggregate provided, however, Tenant shall carry such greater limits of coverage as Landlord may reasonably request from time to time so long as Landlord maintains similar limits of coverage.
     6.6. Hold Harmless. Landlord shall not be liable to Tenant, its agents, servants, employees, contractors, customers or invitees for any damage to person or property caused by any act, omission or neglect of Tenant. Without limiting or being limited by any other indemnity in this Lease, but rather in confirmation and furtherance thereof, Tenant agrees to indemnify, defend by counsel reasonably acceptable to Landlord and hold Landlord, Landlord’s beneficiaries (if Landlord is a land trust), the managing agent of the Building, the leasing agent of the Building and their respective agents, partners, shareholders, officers, directors and employees of the Building harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, but not limited to, court costs, reasonable attorneys’ fees and litigation expenses) in connection with injury to or death of any person or damage to or theft, loss or loss of the use of any property occurring in or about the Leased Premises or the Building arising from Tenant’s occupancy of the Leased Premises, or the conduct of its business or from any activity, work, or thing done, permitted or suffered by Tenant in or about the Leased Premises or the Building, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or due to any other act or omission or willful misconduct of Tenant or any of its agents, employees, contractors, assigns, subtenants, guest or invitees.
     6.7. Waiver of Subrogation Rights. Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each hereby waives any and all rights of recovery, claim, action or cause of action, against the other, its agents, servants, partners, shareholders, officers or employees, for personal injury, loss or damage to business, and loss or damage that may occur to the Leased Premises, the Building or any improvements thereto or thereon or any personal property of such party therein or thereon by reason of fire, the elements, or any other cause to the extent such loss or damage is covered by terms of the all-risk property insurance policies referred to in Section 6.4 hereof or any other insurance policy maintained by Landlord or Tenant, as applicable, regardless of cause or origin, including negligence of the other party hereto, its agents, officers, partners, shareholders, servants or employees, and covenants that no insurer shall hold any right of subrogation against such other party. The foregoing waiver shall apply regardless of the cause or origin of such claim, including but not limited to the negligence of a party, or such party’s agents, officers, employees or contractors, but shall not apply if it would have the effect, but only to the extent of such effect, of invalidating any insurance coverage of Landlord or Tenant. Each party shall obtain any special endorsements, if any, required by their respective insurers to evidence compliance with the aforementioned waiver.
ARTICLE VII.
     7.1. Default and Remedies.
          (a) The occurrence of any of the following shall constitute a default under and breach of this Lease by Tenant (an “Event of Default”):
(i)	Failure by Tenant to pay any Rental within ten (10) days after the same becomes due hereunder;

(ii)	The Leased Premises are deserted, vacated, or not used for a period exceeding thirty (30) consecutive days, even though the Tenant continues to pay the stipulated monthly rent;

(iii)	Failure by Tenant to observe or perform any of the covenants in respect of assignment and subletting set forth in Article VIII;

(iv)	Failure by Tenant to cure forthwith, immediately after receipt of notice from Landlord, any hazardous condition which Tenant has created or permitted in violation of law or of this Lease;

(v)	Failure by Tenant to complete, execute and deliver any instrument or document required to be completed, executed and delivered by Tenant pursuant to Section 7.8 or Section 7.9 of this Lease, within ten (10) days after the initial written demand therefor to Tenant;
(vi)	Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease, if such failure shall continue for thirty (30) days after written notice thereof from Landlord to Tenant; provided that such thirty (30) day period shall be extended for the time reasonably required to complete such cure, if such failure cannot reasonably be cured within said thirty (30) day period and Tenant commences to cure such failure within said thirty (30) day period and thereafter diligently and continuously proceeds to cure such failure;

(vii)	The levy upon execution or the attachment by legal process of the leasehold interest of Tenant, or the filing or creation of a lien in respect of such leasehold interest, which lien shall not be released or discharged within ten (10) days from the date of such filing;

(viii)	Any default under or breach by any guarantor of Tenant’s obligations under this Lease of such guarantor’s obligations under any agreements with Landlord;

(ix)	Tenant or any guarantor of Tenant’s obligations under this Lease becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for all or a major part of its property;

(x)	A trustee or receiver is appointed for Tenant, any guarantor of Tenant’s obligations under this Lease or for a major part of either party’s property and is not discharged within sixty (60) days after such appointment;

(xi)	Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law or similar law for the relief of debtors, is instituted (A) by Tenant or any guarantor of Tenant’s obligations under this Lease, or (B) against Tenant or any guarantor of Tenant’s obligations under this Lease and is allowed against it or is consented to by it or is not dismissed within sixty (60) days after such institution;

(xii)	Tenant’s repeated or continued failure to timely pay any Rental due Landlord hereunder where such failure shall continue or be repeated for two (2) consecutive months, or for a total of four (4) months in any period of twelve (12) consecutive months; or

(xiii)	Tenant’s repeated failure to observe or perform any of the other covenants, terms or conditions hereof more than six (6) times, in the aggregate, in any period of twelve (12) consecutive months.
          (b) Upon the occurrence of an Event of Default, Landlord shall have the option to do and perform any one or more of the following in addition to, and not in limitation of, any other remedy or right permitted it by law or in equity or by this Lease:
(i)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter re-enter the Leased Premises and correct or repair any condition which shall constitute a failure on Tenant’s part to keep, observe, perform, satisfy, or abide by any term, condition, covenant, agreement, or obligation of this Lease or of the Rules and Regulations now in effect or hereafter adopted or of any notice given Tenant by Landlord pursuant to the terms of this Lease, and Tenant shall fully reimburse and compensate Landlord on demand.

(ii)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter demand in writing that Tenant vacate the Leased Premises and thereupon Tenant shall vacate the Leased Premises and remove therefrom all property thereon belonging to or placed on the Leased Premises by, at the direction of, or with consent of Tenant within ten (10) days of receipt by Tenant of such notice from Landlord, whereupon Landlord shall have the right to re-enter and take possession of the Leased Premises. Any such demand, re-entry and taking possession of the Leased Premises by Landlord shall not of itself constitute an acceptance by Landlord of a surrender of this Lease or of the Leased Premises by Tenant and shall not of itself constitute a termination of this Lease by Landlord.

(iii)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter, re-enter the Leased Premises and remove therefrom Tenant and all property belonging to or placed on the Leased Premises by, at the direction of, or with consent of Tenant. Any such re-entry and removal by Landlord shall not of itself constitute an acceptance by Landlord of a surrender of this Lease or of the Leased Premises by Tenant and shall not of itself constitute a termination of this Lease by Landlord.

(iv)	Landlord, with or without terminating this Lease, may immediately or at any time thereafter relet the Leased Premises or any part thereof for such time or times, at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable, and Landlord may make any alterations or repairs to the Leased Premises which it may deem necessary or proper to facilitate such reletting; and Tenant shall pay all costs of such reletting including but not limited to the cost of any such alterations and repairs to the Leased Premises, attorneys’ fees, leasing inducements, and brokerage commissions; and if this Lease shall not have been terminated, Tenant shall continue to pay all rent and all other charges due under this lease up to and including the date of beginning of payment of rent by any subsequent tenant of part or all of the Leased Premises, and thereafter Tenant shall pay monthly during the remainder of the term of this Lease the difference, if any, between the rent and other charges collected from any such subsequent tenant or tenants and the rent and other charges reserved in this Lease, but Tenant shall not be entitled to receive any excess of any such rents collected over the rents reserved herein.
(v)	Landlord may immediately or at any time thereafter terminate this Lease, and this Lease shall be deemed to have been terminated upon receipt by Tenant of written notice of such termination; upon such termination Landlord shall recover from Tenant all damages Landlord may suffer by reason of such termination including, without limitation, unamortized sums expended by Landlord for leasing commissions and construction of tenant improvements, all arrearages in rentals, costs, charges, additional rentals, and reimbursements, the cost (including court costs and attorneys’ fees) of recovering possession of the Leased Premises, the cost of any alteration of or repair to the Leased Premises which is necessary or proper to prepare the same for reletting and, in addition thereto, Landlord at its election shall have and recover from Tenant either (A) an amount equal to the excess, if any, of the total amount of all rents and other charges to be paid by Tenant for the remainder of the term of this Lease over the then reasonable rental value of the Leased Premises for the remainder of the term of this Lease, or (B) the rents and other charges which Landlord would be entitled to receive from Tenant pursuant to the provisions of Section 7.1(b)(iv) if the Lease were not terminated. Such election shall be made by Landlord by serving written notice upon Tenant of its choice of one of the two said alternatives within thirty (30) days of the notice of termination. All future amounts due in accordance with this Section 7.1(b)(v) shall be discounted to present value at the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Building is located as such bank’s prime or base rate.
          (c) If Landlord re-enters the Leased Premises or terminates this Lease pursuant to any of the provisions of this Lease, Tenant hereby waives all claims for damages which may be caused by such re-entry or termination by Landlord. Tenant shall and does hereby indemnify and hold Landlord harmless from any loss, cost (including court costs and attorneys’ fees), or damages suffered by Landlord by reason of such re-entry or termination. No such re-entry or termination shall be considered or construed to be a forcible entry.
          (d) The exercise by Landlord of any one or more of the rights and remedies provided in this Lease shall not prevent the subsequent exercise by Landlord of any one or more of the other rights and remedies herein provided. All remedies provided for in this Lease are cumulative and may, at the election of Landlord, be exercised alternatively, successively, or in any other manner and are in addition to any other rights provided for or allowed by law or in equity.
          (e) No act by Landlord with respect to the Leased Premises shall terminate this Lease, including, but not limited to, acceptance of the keys, institution of an action for detainer or other dispossessory proceedings, it being understood that this Lease may only be terminated by express written notice from Landlord to Tenant, and any reletting of the Leased Premises shall be presumed to be for and on behalf of Tenant, and not Landlord, unless Landlord expressly provides otherwise in writing to Tenant.
          (f) Upon termination of Tenant’s right to possess the Leased Premises, Landlord shall, only to the extent required by applicable law, use objectively reasonable efforts to mitigate damages by reletting the Leased Premises. Landlord shall not be deemed to have failed to do so if Landlord refuses to lease the Leased Premises to a prospective tenant that Landlord deems, in the exercise of Landlord’s business judgment, unacceptable for or incompatible with the other tenants of the Building, or who (1) is an Affiliate (as defined below), parent or subsidiary of Tenant; (2) is not acceptable to any Mortgagee of Landlord; (3) requires improvements to the Leased Premises to be made at Landlord’s expense; or (4) is unwilling to accept lease terms then proposed by Landlord, including: (a) leasing for a shorter or longer term than remains under this Lease; (b) re-configuring or combining the Leased Premises with other space, (c) taking all or only a part of the Leased Premises; and/or (d) changing the use of the Leased Premises. Notwithstanding Landlord’s duty to mitigate its damages as provided herein, Landlord shall not be obligated (i) to give any priority to reletting Tenant’s space in connection with its leasing of space in the Building or any complex of which the Building is or becomes a part, or (ii) to accept below market rental rates for the Leased Premises or any rate that would negatively impact the market rates for the Building. To the extent that Landlord is required by applicable law to mitigate damages, Tenant must plead and prove by clear and convincing evidence that Landlord failed to so mitigate in accordance with the provisions of this Section 7.1(f), and that such failure resulted in an avoidable and quantifiable detriment to Tenant.
     7.2. Insolvency or Bankruptcy. The appointment of a receiver to take possession of all or substantially all of the assets of Tenant or any guarantor of Tenant’s obligations under this Lease, or any general assignment by Tenant or any guarantor of Tenant’s obligations under this Lease for the benefit of creditors, or any action taken or suffered by Tenant or any guarantor of Tenant’s obligations under this Lease under any insolvency, bankruptcy, or reorganization act, shall, at Landlord’s option, constitute a breach of this Lease by Tenant. Upon the happening of any such event or at any time thereafter, this Lease shall terminate five (5) days after written notice of termination from Landlord to Tenant. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency, or reorganization proceedings.
     7.3. Late Payments. Tenant shall pay, as a one (1) time late charge on each installment of any Rental owed by Tenant hereunder that is not paid when due, the greater of $100.00 or an amount equal to five percent (5%) of the amount due for each and every thirty (30) day period that said amount remains unpaid (but in no event shall the amount of such late charge exceed an amount based upon the highest legally permissible rate chargeable at any time by Landlord under the circumstances). Should Tenant make a partial payment of past due amounts, the amount of such partial payment shall be applied first to reduce all accrued and unpaid late charges, in inverse order of their maturity, and then to reduce all other past due amounts, in inverse order of their maturity.
     7.4. Attorney’s Fees. In any action to enforce a party’s rights under this Lease or the terms hereof, the prevailing party shall be entitled to collect from the other party all court costs, reasonable attorneys fees and litigation expenses, including, but not limited to, costs of depositions and expert witnesses, actually incurred by the prevailing party in connection with such action.
     7.5. Waiver of Homestead. Tenant hereby waives and renounces all homestead or exemption rights which Tenant may have under or by virtue of the Constitutions and Laws of the United States, the State of Tennessee, and any other State as against any debt or sum Tenant may owe Landlord under this Lease and hereby transfers, conveys, and assigns to Landlord all homestead or exemption rights which may be allowed or set apart to Tenant, including such as may be set apart in any bankruptcy proceeding, to pay any debt or sum owing by Tenant to Landlord hereunder.
     7.6. No Waiver of Rights. No failure or delay of Landlord to exercise any right or power given it herein or to insist upon strict compliance by Tenant of any obligation imposed on it herein and no custom or practice of either party hereto at variance with any term hereof shall constitute a waiver or a modification of the terms hereof by Landlord or any right it has herein to demand strict compliance with the terms hereof by Tenant. No waiver of any right of Landlord or any default by Tenant on one occasion shall operate as a waiver of any of Landlord’s other rights or of any subsequent default by Tenant. No express waiver shall affect any condition, covenant, rule, or regulation other than the one specified in such waiver and then only for the time and in the manner specified in such waiver. No person has or shall have any authority to waive any provision of this Lease unless such waiver is expressly made in writing and signed by an authorized officer of Landlord.
     7.7. Holding Over. In the event of holding over by Tenant after expiration or termination of this Lease without the written consent of Landlord, Tenant shall pay as liquidated damages, solely for such holding over, double the Rental that would have been payable if this Lease had not so terminated or expired) for the entire holdover period. No holding over by Tenant after the term of this Lease shall be construed to extend this Lease, and Tenant shall be deemed a tenant at will, terminable on five (5) days notice from Landlord. In the event of any unauthorized holding over, Tenant shall indemnify Landlord against all claims for damages by any other tenant to whom Landlord shall have leased all or any part of the Leased Premises effective upon the termination of this Lease. Any holding over with the express written consent of Landlord shall thereafter constitute this Lease to be a lease from month to month (terminable by either party on thirty (30) days notice) at a Base Rental, Tenant’s Forecast Additional Rental, and all other sums required to be paid by Tenant prior to the expiration or termination of this Lease as may be determined by Landlord.
7.8. Subordination.
          (a) Landlord may have heretofore or may hereafter encumber with a mortgage, deed of trust, deed to secure debt, financing statement or other security interests (collectively, a “Mortgage”) the Land, the Project or any part thereof or any interest therein, may sell and lease back the Land, the Project or any part thereof, and may encumber the leasehold estate under such a sale and leaseback arrangement with a Mortgage. (The holder of any Mortgage is herein called a “Mortgagee.” A lease creating Landlord’s interest in the Land, the Project or part thereof is herein called a “Ground Lease” and the lessor under any such Ground Lease is herein called a “Ground Lessor.”) This Lease and the rights of Tenant hereunder shall be and are hereby expressly made subject to and subordinate at all times to any Mortgage and to any Ground Lease now or hereafter existing, and to all amendments, modifications, renewals, extensions, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security thereof; provided, however, that the Mortgagee or Ground Lessor shall not, so long as Tenant shall not be in default under this Lease, disturb Tenant in its possession of the Leased Premises or terminate Tenant’s rights hereunder. Tenant agrees to execute and deliver to Landlord such further instruments consenting to or confirming the subordination of this Lease to any Mortgage and to any Ground Lease and containing such other provisions which may be requested in writing by Landlord within ten (10) days after Tenant’s receipt of such written request.
          (b) Tenant agrees that if Landlord defaults in the performance or observance of any covenant or condition of this Lease required to be performed or observed by Landlord hereunder, Tenant will give written notice specifying such default by certified or registered mail, postage prepaid, to any Mortgagee or Ground Lessor of which Tenant has been notified in writing, and before Tenant exercises any right or remedy which it may have on account of any such default of Landlord, such Mortgagee or Ground Lessor shall have a reasonable amount of time to cure such default of Landlord, if such default can be cured without such Mortgagee or Ground Lessor taking possession of the mortgaged or leased estate, or to obtain possession of the mortgaged or leased estate and then to cure such default of Landlord, if such default cannot be cured without such Mortgagee or Ground Lessor taking possession of the mortgaged or leased estate.
          (c) If any Mortgage is foreclosed, or Landlord’s interest under this Lease is conveyed or transferred in lieu of foreclosure, or if any Ground Lease is terminated:
(i)	No person or entity which as the result of any of the foregoing has succeeded to the interest of Landlord in this Lease (any such person or entity being hereafter called a “Successor”) shall be liable for any default by Landlord or any other matter which occurred prior to the date such Successor succeeded to Landlord’s interest in this Lease, nor shall such Successor be bound by or subject to any offsets or defenses which Tenant may have against Landlord or any other predecessor in interest to such Successor.

(ii)	Upon request of any Successor, Tenant will attorn to such Successor, as Landlord under this Lease, subject to the provisions of this Section 7.8(c) and Section 7.8(e), and will execute and deliver such instruments as may be necessary or appropriate to evidence such attornment within ten (10) days after receipt of a written request to do so.

(iii)	No Successor shall be bound to recognize any prepayment by more than thirty (30) days of any Rental payable by Tenant hereunder.
          (d) Notwithstanding anything to the contrary contained herein, any Mortgagee may subordinate, in whole or in part, its Mortgage to this Lease by sending Tenant notice in writing subordinating all or any part of such Mortgage to this Lease, and Tenant agrees to execute and deliver to such Mortgagee such further instruments consenting to or confirming the subordination of all or any portion of its Mortgage to this Lease and containing such other provisions which may be requested in writing by such Mortgagee within ten (10) days after Tenant’s receipt of such written request.
          (e) Whether or not any Mortgage is foreclosed or any Ground Lease is terminated, or any Mortgagee or Ground Lessor succeeds to any interest of Landlord under this Lease, no Mortgagee or Ground Lessor shall have any liability to Tenant for any security deposit paid to Landlord by Tenant hereunder, unless such security deposit has actually been received by such Mortgagee or Ground Lessor.
          (f) Should any prospective Mortgagee or Ground Lessor require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, in the reasonable judgment of Tenant, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following written request therefor. Should any prospective Mortgagee or Ground Lessor require execution of a short form of this Lease for recording (containing, among other customary provisions, the names of the parties, a description of the Leased Premises and the term of this Lease), Tenant agrees to execute such short form of lease and deliver the same to Landlord within ten (10) days following the request therefor.
          (g) If Tenant fails within ten (10) days after initial written demand therefor to execute and deliver any instruments as may be necessary or proper to effectuate any of the covenants of Tenant set forth above in this Section, Tenant hereby makes, constitutes and irrevocably appoints any one of Landlord or any of Landlord’s beneficiaries or partners in such beneficiaries as attorney-in-fact for Tenant (such power of attorney being coupled with an interest) with full power and authority to execute and deliver any such instruments for and in the name of Tenant.

          (h) No Mortgagee or Ground Lessor of which Tenant has been notified, in writing, shall be bound any amendment or modification of this Lease made without the written consent of such Mortgagee or Ground Lessor.
     7.9. Estoppel Certificate. Tenant agrees that, from time to time upon not less than ten (10) days’ prior request by Landlord, or any existing or prospective Mortgagee or Ground Lessor, Tenant will, and Tenant will cause any subtenant, licensee, concessionaire or other occupant of the Leased Premises claiming by, through or under Tenant, to complete, execute and deliver to Landlord or Landlord’s designee or to any existing or prospective mortgagee or ground lessor, a written estoppel certificate certifying (i) that this Lease is unmodified and is in full force and effect (or if there have been modifications, that this Lease, as modified, is in full force and effect and setting forth the modifications); (ii) the amounts of the monthly installments of Base Rental, Tenant’s Forecast Additional Rental, Tenant’s Additional Rental Adjustment and other sums then required to be paid under this Lease by Tenant; (iii) the date to which the Base Rental, Tenant’s Forecast Additional Rental, Tenant’s Additional Rental Adjustment and other sums required to be paid under this Lease by Tenant have been paid; (iv) that Landlord is not in default under any of the provisions of this Lease, or if in default, the nature thereof in detail and what is required to cure same; and (v) such other information concerning the status of this Lease or the parties’ performance hereunder reasonably requested by Landlord or the party to whom such estoppel certificate is to be addressed.
ARTICLE VIII.
8.1. Sublease or Assignment by Tenant.
          (a) The Tenant shall not, without the Landlord’s prior written consent, (i) assign, convey, mortgage, pledge, encumber, or otherwise transfer (whether voluntarily, by operation of law, or otherwise) this Lease or any interest hereunder; (ii) allow any lien to be placed upon Tenant’s interest hereunder; (iii) sublet the Leased Premises or any part thereof; or (iv) permit the use or occupancy of the Leased Premises or any part thereof by any one other than Tenant. Any attempt to consummate any of the foregoing without Landlord’s consent shall be void and of no force or effect. For purposes hereof, the transfer of the ownership or voting rights in a controlling interest of the voting stock of Tenant (if Tenant is a corporation) or the transfer of a general partnership interest or a majority of the limited partnership interest in Tenant (if Tenant is a partnership), at any time throughout the term of this Lease, shall be deemed to be an assignment of this Lease.
          (b) Notwithstanding anything herein to the contrary, if at any time or from time to time during the term of this Lease, Tenant desires to sublet all or any portion of the Leased Premises or assign all or any portion of Tenant’s interest in this Lease, Tenant shall notify Landlord in writing (hereinafter referred to in this Section as the “Notice”) of the terms of the proposed subletting or assignment, the identity of the proposed sublessee or assignee, the area proposed to be sublet or covered by the assignment (hereinafter referred to as “Sublet Space”), and such other information as Landlord may request to evaluate Tenant’s request to sublet or assign. Landlord shall then have the option (i) to sublet the Sublet Space from Tenant as provided in subsection (c) hereof at the same Base Rental and Tenant’s Additional Rental as Tenant is required to pay to Landlord under this Lease for the Sublet Space, (ii) to terminate this Lease as to the Sublet Space as provided in subsection (d)

hereof, or (iii) to allow the proposed sublease or assignment subject only to the final review for approval as provided in subsection (e) hereof. Landlord s option to sublet, to terminate, or to allow the proposed sublease or assignment subject to final review, as the case may be, shall be exercisable by Landlord in writing within a period of thirty (30) calendar days after receipt of the Notice and any failure by Landlord to exercise any of such options within said thirty (30) day period shall be deemed to constitute the election of option (iii) above.
          (c) In the event Landlord exercises the option to sublet the Sublet Space pursuant to Landlord’s options set forth above, the term of the subletting from the Tenant to Landlord shall be the term set forth in the Notice (which shall not be longer than the then current term of this Lease unless Landlord expressly agrees in writing that any extension or renewal option contained in this Lease will apply to such Sublet Space) and shall be on such terms and conditions as are contained in this Lease to the extent applicable, except that the Landlord shall have the right to further sublet the Sublet Space freely and without any consent or approval from Tenant and upon such terms and for such rent as Landlord shall agree upon in its sole and absolute discretion.
          (d) If Landlord elects to terminate this Lease pursuant to Landlord’s options set forth above, then this Lease shall terminate as to the Sublet Space on the date set forth in Landlord’s notice to Tenant, which date shall be no less than thirty (30) days and no more than ninety (90) days after the date of such notice. If the Sublet Space does not constitute the entire Leased Premises and Landlord exercises its option to terminate this Lease with respect to the Sublet Space, as to that portion of the Leased Premises which is not part of the Sublet Space, this Lease shall remain in full force and effect except that Base Rental, Tenant’s Forecast Additional Rental, and Tenant’s Additional Rental shall be calculated on the difference between the Rentable Square Feet prior to such termination and the Rentable Square Feet of the Sublet Space.
          (e) If Landlord elects or is deemed to have elected to allow the proposed sublease or assignment subject to final review, Tenant shall submit to Landlord, within twenty (20) calendar days after receipt of Landlord’s notice of election (or the expiration of said thirty (30)-day period if no such election is made), a copy of the proposed sublease or assignment, which sublease or assignment must provide for the assumption of all of Tenant’s obligations under this Lease, and such additional information concerning the business, reputation and credit-worthiness of the proposed sublessee or assignee as shall be sufficient to allow Landlord to form a commercially reasonable judgment with respect thereto. Landlord agrees not to unreasonably withhold its approval of any proposed sublease or assignment and, in the event Landlord fails to approve or disapprove any such sublease or assignment within thirty (30) days after Landlord’s receipt of such submission from Tenant, such sublease or assignment shall be deemed to be approved; provided, however, that if Landlord approves any proposed sublease or assignment, Landlord shall receive from Tenant as additional rent hereunder seventy-five percent (75%) of any rents or other sums received by Tenant pursuant to said sublease or assignment in excess of the rentals payable to Landlord by Tenant under this Lease with respect to the Sublet Space (after deducting all of Tenant’s reasonable costs associated therewith, including reasonable brokerage fees and the reasonable cost of remodeling or otherwise improving the Leased Premises for said sublessee or assignee), as such rents or other sums are received by Tenant from the approved sublessee or assignee. Landlord may require that any rent or other sums paid by a sublessee or assignee be paid directly to Landlord. If Landlord approves in writing the proposed sublessee or assignee and the terms of the proposed sublease or assignment, but a fully executed counterpart of such sublease or assignment is not delivered to Landlord within sixty (60) calendar days after the date of Landlord’s written approval, then Landlord’s approval of the proposed sublease or assignment shall be deemed null and void and Tenant shall again comply with all the conditions of this Section as if the Notice and options hereinabove referred to had not been given, received or exercised. If Landlord fails to approve the form of sublease or assignment or the sublessee or assignee, Tenant shall have the right to submit amended forms or other sublessees or assignees to Landlord to review for approval.
          (f) Notwithstanding the giving by Landlord of its consent to any sublease or assignment with respect to the Leased Premises, no sublessee or assignee may exercise any expansion option, right of first refusal option, or renewal option under this Lease except in accordance with a separate written agreement entered into directly between such sublessee or assignee and Landlord, and Tenant may not exercise any such right with respect to any space that Tenant has sublet or assigned.
          (g) Notwithstanding the giving by Landlord of its consent to any subletting, assignment or occupancy as provided hereunder or any language contained in such lease, sublease or assignment to the contrary, unless this Lease is expressly terminated by Landlord, Tenant shall not be relieved of any of Tenant’s obligations or covenants under this Lease and Tenant shall remain fully liable hereunder.
          (h) If, with the consent of the Landlord, the Leased Premises or any part thereof is sublet or occupied by other than Tenant or this Lease is assigned, Landlord may, after default by Tenant, collect rent from the subtenant, assignee or occupant, and apply the net amount collected to the Rental herein reserved. No such subletting, assignment, occupancy, or collection shall be deemed (i) a waiver of any of Tenant’s covenants contained in this Lease, (ii) a release of Tenant from further performance by Tenant of its covenants under this Lease, or (iii) a waiver of any of Landlord’s other rights hereunder.
          (i) In no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for use, occupancy or utilization of any part of the Leased Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Leased Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts of sales), and Tenant agrees that all assignments, subleases, licenses, concessions or other agreements for use, occupancy or utilization of any part of the Leased Premises shall provide that the person having an interest in the possession, use, occupancy or utilization of the Leased Premises shall not enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Leased Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Leased Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts of sales) and any such purported assignment, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Leased Premises.

     8.2. Assignment by Landlord. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder, in the Building, the Land and all other property referred to herein, and in such event and upon such transfer (any such transferee to have the benefit of, and be subject to, the provisions of Sections 8.03 and 8.04 hereof) no further liability or obligation shall thereafter accrue against Landlord hereunder.
     8.3. Peaceful Enjoyment. Landlord covenants that Tenant shall and may peacefully have, hold and enjoy the Leased Premises free from hindrance by Landlord or any person claiming by, through or under Landlord but subject to the other terms hereof, provided that Tenant pays the rental and other sums herein recited to be paid by Tenant and performs all of Tenant’s covenants and agreements herein contained. It is understood and agreed that this covenant and any and all other covenants of Landlord contained in this Lease shall be binding upon Landlord and its successors only with respect to breaches occurring during the ownership of the Landlord’s interest hereunder.
     8.4. Limitation of Landlord’s Personal Liability. Tenant specifically agrees to look solely to Landlord’s equity interest in the Building for the recovery of any monetary judgment against Landlord, it being agreed that Landlord (and its partners and shareholders) shall never be personally liable for any such judgment. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors in interest or any suit or action in connection with enforcement or collection of amounts which may become owing or payable under or on account of insurance maintained by Landlord.
     8.5. Force Majeure. Landlord and Tenant (except with respect to the payment of Rental or any other monetary obligation under this Lease shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Lease when prevented from so doing by a cause or causes beyond the Landlord’s or Tenant’s (as the case may be) control (excluding financial inability to perform), which shall include, without limitation, all labor disputes, governmental regulations or controls, fire or other casualty, inability to obtain any material or services, acts of God, or any other cause not within the reasonable control of Landlord or Tenant (as the case may be).
ARTICLE IX.
     9.1. Notices. Any notice or other communications required or permitted to be given under this Lease must be in writing and shall be effectively given or delivered if (i) hand delivered to the addresses for Landlord and Tenant stated below, (ii) sent by certified or registered United States Mail, return receipt requested, to said addresses, or (iii) sent by nationally recognized overnight courier (such as Federal Express, UPS Next Day Air or Airborne Express), with all delivery charges paid by the sender and signature required for delivery, to said address. Any notice mailed shall be deemed to have been given upon receipt or refusal thereof. Notice effected by hand delivery shall be deemed to have been given at the time of actual delivery. Either party shall have the right to change its address to which notices shall thereafter be sent and the party to whose attention such notice shall be directed by giving the other party notice thereof in accordance with the provisions of this Section 9.1. The initial addresses of the parties for purposes of this Lease are:

To:	Lionstone Cash Flow Office One, LP
Five Greenway Plaza
Houston, Texas 77046
Attn: Daniel R. Dubrowski
Telecopy: (713) 285-2911

With copy to:	Property Tennessee One Corporation
c/o Lionstone Cash Flow Office One, LP
Five Greenway Plaza
Houston, Texas 77046
Attn: F. Russ Nicholson
Telecopy: (713) 285-2911

With copy to:	Nashville Hines Development, LLC
Property Management Office
2525 West End Avenue
Nashville, TN 37203
Attn: Project Manager

Tenant:	Cumberland Pharmaceuticals Inc.
2525 West End Avenue, Suite 950
Nashville, TN 37203
Attn: Jean W. Marstiller
Telecopy: (615) 255-0094

With a copy to:	Adams and Reese / Stokes Bartholomew LLP
424 Church Street, Suite 2800
Nashville, TN 37219-2386
Attn: Martin S. Brown
Telecopy: (615) 259-1470
Tenant shall also send a copy of each such notice to each Mortgagee that notifies Tenant in writing of its interest and the address to which notices are to be sent.
9.2. Miscellaneous.
          (a) This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, its successors, and, to the extent assignment may be approved by Landlord hereunder, Tenant’s assigns. Where appropriate the pronouns of any gender shall include the other gender, and either the singular or the plural shall include the other.
          (b) All rights and remedies of Landlord and Tenant under this Lease shall be cumulative and none shall exclude any other rights or remedies allowed by law. This Lease is declared to be a Tennessee contract, and all of the terms hereof shall be construed according to the laws of the State of Tennessee.
          (c) This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. Further, the terms and provisions of this

Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is the draftsman of this Lease.
          (d) If Tenant is a corporation, partnership or other entity, Tenant warrants that all consents or approvals required of third parties (including but not limited to its Board of Directors or partners) for the execution, delivery and performance of this Lease have been obtained and that Tenant has the right and authority to enter into and perform its covenants contained in this Lease. Likewise, if Landlord is a corporation, partnership or other entity, Landlord warrants that all consent or approvals required of third parties (including but not limited to its Board of Directors or partners) for the execution, delivery and performance of this Lease have been obtained and that Landlord has the right and authority to enter into and perform its covenants contained in this Lease.
          (e) TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERETO SHALL AND THEY HEREBY DO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE DEMISED PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE. IN THE EVENT LANDLORD COMMENCES ANY PROCEEDINGS FOR NONPAYMENT OF RENT OR ANY OTHER AMOUNTS PAYABLE HEREUNDER, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING, UNLESS THE FAILURE TO RAISE THE SAME WOULD CONSTITUTE A WAIVER THEREOF. THIS SHALL NOT, HOWEVER, BE CONSTRUED AS A WAIVER OF TENANT’S RIGHT TO ASSERT SUCH CLAIMS IN ANY SEPARATE ACTION BROUGHT BY TENANT.
          (f) Wherever in this Lease there is imposed upon Landlord the obligation to use best or reasonable efforts or due diligence, Landlord shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon Landlord extreme financial or other burdens.
          (g) If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.
          (h) Time is of the essence in this Lease.
          (i) This Lease agreement shall not convey any leasehold estate from Landlord to Tenant. Landlord and Tenant hereby agree that this Lease creates only the interest of a usufruct in Tenant which may not be levied upon or assigned without Landlord’s permission.

          (j) Tenant represents and warrants to Landlord that Tenant did not deal with any broker in connection with this Lease. Tenant shall indemnify, defend and hold Landlord, Landlord’s beneficiaries, the managing agent of the Building, the leasing agent of the Building and their respective agents, partners and employees and the Building harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses (including, without limitation, court costs, reasonable attorneys’ fees and litigation expenses) arising from any claims or demands of any broker or brokers or finders for any commission alleged to be due such other broker or brokers or finders claiming to have dealt with Tenant in connection with this Lease or with whom Tenant hereafter deals or whom Tenant employs. The provisions of this subsection shall survive the expiration or earlier termination of this Lease.
          (k) If Tenant comprises more than one person, corporation, partnership, limited liability company or other entity, the liability hereunder of all such persons, corporations, partnerships or other entities shall be joint and several.
          (1) Landlord’s receipt of any Rental payable by Tenant hereunder with knowledge of the breach of a covenant or agreement contained in this Lease shall not be deemed a waiver of the breach. No acceptance by Landlord of a lesser amount than the installment of Rental which is due shall be considered, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed, an accord and satisfaction. Landlord may accept a check or payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy provided in this Lease.
          (m) Wherever Landlord’s consent or approval is required pursuant to the terms of this Lease, Landlord may grant or withhold the same in Landlord’s sole and absolute discretion, except as otherwise expressly provided herein.
          (n) Tenant covenants and agrees to keep strictly confidential all of the financial terms of this Lease and not to disseminate any such information to any third parties without the prior written consent of Landlord. Tenant further covenants and agrees that, at all times after the date of this Lease and prior to the Commencement Date, unless consented to in writing by Landlord, no press release or other public disclosure concerning this Lease shall be made by Tenant.
          (o) Submission of this instrument for examination shall not constitute a reservation of or option to lease the Leased Premises or in any manner bind Landlord, and no lease or obligation on Landlord shall arise until this instrument is signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Lease to Landlord, or the managing agent of the Building or the leasing agent of the Building shall constitute an irrevocable offer by Tenant to lease the Leased Premises on the terms and conditions herein contained, which offer may not be revoked for thirty (30) days after such delivery.
          (p) Financial Statements. Tenant shall deliver to Landlord, within fifteen (15) days after Landlord’s request, Tenant’s annual financial statement for the immediately previous fiscal year and Tenant’s quarterly financial statements, if any, prepared since such annual financial statement, including balance sheets, income statements and cash flow statements, prepared in accordance with generally accepted accounting principles consistently applied. Such financial statements shall be certified by the chief financial officer of Tenant as being true, accurate and complete in all material respects. If Tenant’s annual financial statement will not be prepared or complete within such fifteen (15) day period, then Tenant’s time to deliver its annual financial statement shall be extended to the day that such statement is completed in the normal course of Tenant’s business and in keeping with reasonable business practices. However, if Tenant’s time to respond would be extended by more than thirty (30) days, Tenant shall so notify Landlord in writing upon Tenant’s receipt of Landlord’s request for Tenant’s financial statement, and shall offer to Landlord (in the interim) a copy of Tenant’s prior year’s financial statement with Tenant’s chief financial officer’s estimate of any material differences in Tenant’s financial condition since that statement was prepared. Landlord shall only make request for such financial statements when Landlord determines, in the exercise of Landlord’s reasonable judgment, that such information is of immediate value.
     9.3. Option to Renew. Subject to the provisions hereinafter set forth and the expansion and renewal rights of other tenants on the floor containing the Leased Premises, Landlord hereby grants to Tenant an option to extend the Lease Term for not less than the entire initial Leased Premises (the “Option to Renew”) on the same terms, conditions and provisions as contained in this Lease, as modified in this Section 9.3, for one period of five (5) years (the “Renewal Period”) commencing on January 1, 2011 (the “Renewal Period Commencement Date”) and ending at 6:00 p.m. on December 31, 2015.
          (a) The Option to Renew shall be exercisable by written notice from Tenant to Landlord of Tenant’s election to exercise said option (“Tenant’s Renewal Notice”) given not earlier than twenty-four (24) months nor later than nine (9) months prior to the Renewal Period Commencement Date, time being of the essence. If the Option to Renew is not so exercised, said option shall thereupon expire.
          (b) Tenant may only exercise the Option to Renew, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of said option and on the Renewal Period Commencement Date this Lease is in full force and effect and there is no Event of Default under this Lease. No sublessee shall be entitled to exercise the renewal option under this Section 9.3.
          (c) Rent per Rentable Square Foot payable during the Renewal Period with respect to all space included in the Leased Premises as of the Renewal Period Commencement Date shall be equal to Landlord’s then-quoted Building rental rate for the Leased Premises, which may be a stepped rate, taking into account other pecuniary concessions such as any rent abatement, tenant improvement allowances, commissions, lese term, lease rate escalations, operating expenses, and taxes. Landlord shall give Tenant written notice of the proposed Market Rental Rate within twenty (20) days following written request by Tenant made not earlier than fourteen (14) months prior to the Renewal Period Commencement Date; provided, however, Landlord shall not be required to provide its notice of the proposed Market Rental Rate until Landlord has received Tenant’s Renewal Notice.
          (d) If Tenant has validly exercised the Option to Renew, within thirty (30) days after request by either party hereto, Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to the Renewal Period as determined in accordance herewith, with such revisions to the rental provisions of this Lease as may be necessary to conform such provisions to the Market Rental Rate.
[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed and sealed this Lease as of the date aforesaid.

LANDLORD:

NASHVILLE HINES DEVELOPMENT, LLC, a Delaware limited liability company

By:	Cash Flow Asset Management, L.P.,
a Texas limited partnership, its sole manager

	By:	CFAM GP, L.L.C.,
a Texas limited liability company, its sole partner

	By:	/s/ F. Russ Nicholson F. Russ Nicholson
Vice President

TENANT:

CUMBERLAND PHARMACEUTICALS INC., a Tennessee corporation

By: Name:	/s/ A.J. Kazimi A. J. Kazimi
Title:	Chief Executive Officer

EXHIBIT A
SITE PLAN AND LOCATION OF THE
BUILDING
Exhibit A — Page 1

EXHIBIT A-1
DESCRIPTION OF LAND
Tract 1 / 3.01 Acres
Being a parcel of land in Nashville, First Civil District, Eighteenth Councilmanic District, Davidson County, Tennessee, generally located on the southerly side of West End Avenue between Twenty-Fifth Avenue South and Natchez Trace, being part of Lot 1, Vanderbilt University Consolidation Plat of record in Plat Book 9700, page 522, R.O.D.C. and being more particularly described as follows:
Beginning at a mag nail (new) in the westerly right-of-way line of Twenty-Fifth Avenue South (50-foot right-of-way) at the southerly terminus of a curve return to the southerly right-of-way line of West End Avenue (right-of-way varies);
THENCE, along said westerly right-of-way line of Twenty-Fifth Avenue South, S 36° 59' 53" E, 179.61 to an iron pipe (old) at the northeast corner of property conveyed to Vanderbilt University by deed of record in Book 5157, page 991, R.O.D.C.;
THENCE, along the northerly line of said property, S 53° 09' 57" W, 150.00 feet to an “x” in conc. wall;
THENCE, along the westerly line of said property, S 36° 59' 53" E, 179.81 feet to an iron pin (set) in the northerly line of a fifty foot wide ingress and egress easement;
THENCE, along the northerly line of said ingress and egress easement the following calls;
S 53° 08' 25" W, 90.85 feet to an iron pin (set) at the beginning of a curve to the left;
Along said curve to the left, 136.18 feet to a railroad spike (new), said curve having a central angle of 17° 56' 44", a radius of 434.80 feet, a tangent of 68.65 feet and a chord of S 44° 10' 03" W, 135.63 feet;
S 35° 11' 41" W, 8.07 feet to a mag nail (new);
THENCE, leaving the northerly line of said ingress and egress easement and along a severance line the following calls:
N 36° 59' 13" W, 103.37 feet to a mag nail (new);
S 53° 00' 47" W, 43.57 feet to a mag nail (new);
N 36° 59' 13" W, 3.57 feet to a mag nail (new);
S 53° 00' 47" W, 12.00 feet to a mag nail (new);
N 36° 59' 13" W, 285.90 feet to a mag nail (new) in the southerly right-of-way line of West End Avenue;
THENCE, along said right-of-way the following calls;
N 54° 13' 39" E, 33.07 feet to a mag nail (new);
Exhibit A-1 — Page 1

N 53° 00' 47" E, 394.99 feet to an “x” in conc. (new) at the westerly terminus of a curve return to the right to the westerly right-of-way line of Twenty-Fifth Avenue South; Along said curve to the right 15.71 feet to the point of beginning, said curve having a central angle of 89° 59' 19", a radius of 10.00 feet, a tangent of 10.00 feet and a chord of S 81° 59' 33" E, 14.14 feet;
Containing 3.01 acres, more or less.
Exhibit A-1 — Page 2

EXHIBIT B
FLOOR PLAN OF LEASED PREMISES
[to be attached]
Exhibit B — Page 1

Exhibit B

EXHIBIT C
AIR CONDITIONING AND HEATING SERVICES
          Subject to the provisions of Section 3.1(b), Landlord will furnish Building Standard air conditioning and heating between 8 a.m. and 6 p.m. on weekdays (from Monday through Friday, inclusive) and between 8 a.m. and 1:00 p.m. on Saturdays, all exclusive of Holidays as defined below (the “Building Operating Hours”). Upon request of Tenant made in accordance with the rules and regulations for the Building, Landlord will furnish air conditioning and heating at other times (that is, at times other than the times specified above), in which event Tenant shall reimburse Landlord for Landlord’s actual cost of furnishing such services, plus an amount equal to fifteen percent (15%) of such costs to cover Landlord’s administrative costs.
          The Building Standard heating, ventilation and air conditioning system shall meet the following design conditions, at the stated outside design conditions, based on one person per 100 square feet:
1.	Summer — Outdoor conditions 92 degrees Fahrenheit dry bulb, 75 degrees Fahrenheit wet bulb; indoor conditions 75 degrees Fahrenheit dry bulb, 50% relative humidity at design condition.

2.	Winter — Outdoor conditions minus 16 degrees Fahrenheit dry bulb; indoor conditions 72 degrees Fahrenheit dry bulb.

The following dates shall constitute “Holidays” as said term is used in this Lease:
(a)	New Year’s Day

(b)	Memorial Day

(c)	Independence Day

(d)	Labor Day

(e)	Thanksgiving Day

(f)	Friday following Thanksgiving Day

(g)	Christmas

(h)	Any other holiday generally recognized as such by landlords of office space in the metropolitan Nashville, Tennessee office market, as determined by Landlord in good faith.
If in the case of any holiday described in (a) through (g) above, a different day shall be observed than the respective day above-described, then that day which constitutes the day observed by national banks in Nashville, Tennessee on account of such holiday shall constitute the holiday under this Lease.
Exhibit C — Page 1

EXHIBIT D
BUILDING RULES AND REGULATIONS
1.	Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be used for the disposal of trash, be obstructed by tenants, or be used by tenants for any purpose other than entrance to and exit from the Leased Premises and for going from one part of the Building to another part of the Building.

2.	Plumbing fixtures shall be used only for the purposes for which they are designed, and no sweepings, rubbish, rags or other unsuitable materials shall be disposed into them. Damage resulting to any such fixtures from misuse by a tenant shall be the liability of said tenant.

3.	Signs, advertisements, or notices visible in or from public corridors or from outside the Building shall be subject to Landlord’s prior written approval.

4.	Movement in or out of the Building of furniture, office equipment, or any other bulky or heavy materials shall be restricted to such hours as Landlord shall reasonably designate. Landlord will determine the method and routing of said items so as to ensure the safety of all persons and property concerned. Advance written notice of intent to move such items must be made to the Building management office.

5.	All routine deliveries to a tenant’s Leased Premises during 8:00 a.m. to 5:00 p.m. weekdays shall be made through the freight elevators. Passenger elevators are to be used only for the movement of persons, unless an exception is approved by the Building management office. Delivery vehicles shall be permitted only in such areas as are designated by Landlord, from time to time, for deliveries to the Building.

6.	Building management shall have the authority to prescribe the manner that heavy furniture and equipment are positioned.

7.	Corridor doors, when not in use, shall be kept closed.

8.	Tenant space that is visible from public areas must be kept neat and clean.

9.	All freight elevator lobbies are to be kept neat and clean. The disposal of trash or storage of materials in these areas is prohibited.

10.	No animals shall be brought into or kept in, on or about the Building, except for seeing-eye dogs.

11.	Tenant shall not tamper with or attempt to adjust temperature control thermostats in the Leased Premises. Landlord shall adjust thermostats as required to maintain the Building standard temperature. Landlord requests that all window blinds remain down and tilted at a 45 degree angle toward the street to help maintain comfortable room temperatures and conserve energy.
Exhibit D — Page 1

12.	Tenant will comply with all security procedures during business hours and after hours and on weekends.

13.	Tenants are requested to lock all office doors leading to corridors and to turn out all lights at the close of their working day.

14.	All requests for overtime air conditioning or heating must be submitted in writing to the Building management office by 2:00 p.m. on the day desired for weekday requests, by 2:00 p.m. Friday for weekend requests and by 2:00 p.m. on the preceding business day for holiday requests.

15.	No flammable or explosive fluids or materials shall be kept or used within the Building except in areas approved by Landlord, and Tenant shall comply with all applicable building and fire codes relating thereto.

16.	Tenant may not place any items on the balconies of the Building that alter the exterior appearance of the Building without obtaining Landlord’s prior written consent.

17.	Any motor vehicle exceeding the height restrictions of the Parking Facility shall not be parked at any location on the Land or Parking Area.

18.	Tenant may not make any modifications, additions or repairs to the Leased Premises and may not install any furniture, fixtures or equipment in the Leased Premises which is in violation of any applicable building and/or fire code governing the Leased Premises or the Building.

19.	Except in those areas designated by Landlord. if any, smoking is prohibited in the Building (including, but not limited to, the Leased Premises, the main building lobby, public corridors, elevator lobbies, service elevator vestibules, stairwells, restrooms and other common areas within the Building).

20.	All Tenant contractors shall abide by the contractor’s rules and regulations promulgated by Landlord from time to time.
Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its reasonable judgment shall, from time to time, be required for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees. Such rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.
Exhibit D — Page 2

EXHIBIT F
[INTENTIONALLY DELETED]
Exhibit F — Page 1

EXHIBIT G
BASE RENTAL

	ANNUAL BASE	RENTABLE SQUARE	MONTHLY
PERIOD	RENTAL RATE	FOOTAGE	BASE RENTAL

1/1/06-12/31/06	[***]	6,341	[***]
1/1/07-12/31/07	[***]	6,341	[***]
1/1/08-12/31/09	[***]	6,341	[***]
1/1/09-12/31/09	[***]	6,341	[***]
1/1/10-12/31/10	[***]	6,341	[***]
Exhibit G — Page 1